EXECUTION VERSION

STALKING HORSE AGREEMENT
BY AND AMONG
GNC HOLDINGS, INC.,
EACH OF THE SUBSIDIARIES OF GNC HOLDINGS, INC.
LISTED ON SCHEDULE I
AND
HARBIN PHARMACEUTICAL GROUP HOLDING CO., LTD.
DATED AS OF AUGUST 7, 2020

THIS STALKING HORSE AGREEMENT IS SUBJECT TO REVISION BY THE SELLER AT ANY TIME AND MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE RECIPIENT OF THIS AGREEMENT AND THE SELLER.

Section 2.1(k)	Owned Real Property
Section 2.1(l)	Equity Interests
Section 2.2	Other Excluded Assets
Section 2.5(a)	Cure Payments
Section 5.2	Subsidiaries
Section 5.4(a)	Required Consents and Approvals
Section 5.5	Proceedings and Orders
Section 5.6	Permits
Section 5.7	Compliance with Laws
Section 5.8	Absence of Certain Developments
Section 5.9(e)	Liabilities
Section 5.10(a)	Employee Benefit Plans
Section 5.12	Material Contracts
Section 5.13(a)	Intellectual Property
Section 5.16(a)	Title to Assets
Section 5.18	Brokers
Section 7.1	Exceptions to Conduct of the Business Covenant
Section 7.10(a)	Specified Employees
Section 7.10(f)	Assumed Compensation and Benefit Programs

EXHIBITS
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Intellectual Property Assignment Agreements
Exhibit D	Form of Second Lien Credit Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Intercreditor and Subordination Agreement

STALKING HORSE AGREEMENT
This Stalking Horse Agreement (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of August 7, 2020 by and among GNC Holdings, Inc., a Delaware corporation (the “Seller”), and each of the subsidiaries of the Seller listed on Schedule I (together with the Seller, the “Selling Entities”), and Harbin Pharmaceutical Group Holding Co., Ltd., a corporation incorporated in the People’s Republic of China (the “Buyer”). Each of the Selling Entities and the Buyer are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.
RECITALS
WHEREAS, the Selling Entities commenced voluntary cases under the Bankruptcy Code in the Bankruptcy Court on June 23, 2020 (the “Petition Date”), and subsequently commenced the CCAA Proceedings before the Canadian Court on June 24, 2020;
WHEREAS, each Selling Entity continues in possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;
WHEREAS, the Buyer desires to purchase from the Selling Entities, directly and/or, in the Buyer’s sole discretion, through one or more Buyer Designees, including ZT Biopharmaceutical LLC (an indirect wholly owned subsidiary of Buyer), and the Selling Entities desire to sell to the Buyer and/or such Buyer Designees, substantially all of the Selling Entities’ assets, and the Buyer desires to assume from the Selling Entities, directly and/or, in the Buyer’s sole discretion, through one or more Buyer Designees, certain specified liabilities, in each case pursuant to the terms and subject to the conditions set forth herein;
WHEREAS, the Buyer and the Seller have agreed that the purchase price will be comprised of (a) indebtedness under the Second Lien Credit Agreement (the “Second Lien Loans”) in a principal amount equal to the Second Lien Loans Amount (as defined below), subject to adjustment as provided herein, (b) the payment of an amount in cash equal to the Cash Purchase Price (as defined below), subject to adjustment as provided herein and (c) the assumption of certain liabilities as more fully set forth herein;
WHEREAS, the Selling Entities and the Buyer have agreed that the sale, transfer and assignment of the Purchased Assets and the Assumed Liabilities from the Selling Entities to GNC Newco (as defined below) shall be effected pursuant to sections 105, 363 and 365 of chapter 11 of title 11 of the Bankruptcy Code, and shall be recognized pursuant to the CCAA; and
WHEREAS, in connection with the Bankruptcy Case and the CCAA Proceedings and subject to the terms and conditions contained herein, following entry of the Sale Order finding the Buyer as the prevailing bidder at the Auction, (i) the Selling Entities shall sell and transfer to GNC Newco, and GNC Newco shall purchase and acquire from the Selling Entities, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets, and GNC Newco shall assume from the Selling Entities the Assumed Liabilities, (ii) all of the equity interests in GNC Newco beneficially owned by Seller will be redeemed by GNC Newco for no consideration and (iii) concurrently with such redemption, GNC Newco will issue new equity interests to Buyer or a Buyer Designee such that Buyer or such Buyer Designee becomes the owner of all outstanding equity interests in GNC Newco, all as more specifically provided herein and in the Sale Order, and as the same shall be recognized pursuant to the CCAA and as shall be provided for in the Canadian Sale Approval and Vesting Order;
WHEREAS, the Buyer has leveraged its relationships and goodwill and has utilized, and will continue to utilize, its experience and expertise to provide financing arrangement and other services (collectively, the “Buyer Financing Services”) to GNC Newco to facilitate and arrange the financing contemplated by the facilities agreement to be entered into with Bank of China Limited, Macau Branch (the “BoC Financing”);
WHEREAS, the BoC Financing and the lenders’ participation therein would not be possible without the Buyer’s provision of the Buyer Financing Services;
WHEREAS, pursuant to the terms and subject to the conditions set forth herein, the Acquired GNC Equity Interests shall be issued to ZT Biopharmaceutical LLC in consideration for the Buyer Financing Services; and
WHEREAS, pursuant to a guarantee agreement to be executed prior to the Closing, the Buyer shall guarantee the obligations of GNC Newco under the facilities agreement to be entered into with Bank of China Limited, Macau Branch (the “Buyer Guarantee”) and, in consideration for the Buyer Guarantee, GNC Newco shall pay the Buyer a guarantee fee in an amount equal to $20,000 or such other amount to be mutually agreed between GNC Newco and the Buyer (the “Guarantee Fee”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I DEFINITIONS
Section 1.1 Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:
“Accounts Receivable” means any and all (i) accounts receivable, notes receivable, trade receivables and other amounts receivable owed to the Selling Entities (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to the Selling Entities with respect to products sold or services performed on or prior to the Closing Date, (ii) license and royalty receivables and

(iii) other amounts due to the Selling Entities which the Selling Entities have historically classified as accounts receivable in the consolidated balance sheet of the Seller.
2 “Acquired GNC Equity Interests” has the meaning given to such term in Section 2.9.
3 “Acquired Subsidiaries” means the Subsidiaries of each of the Selling Entities (excluding any Selling Entity) listed on Section 1.1(a) of the Seller Disclosure Schedule.
4 “Acquired Subsidiary IP” means all Intellectual Property and Intellectual Property Rights (including the goodwill of the Acquired Subsidiaries) owned by any of the Acquired Subsidiaries.
5 “Action” means any action, complaint, petition, suit, arbitration, hearing, claim, mediation, audit, inquiry, investigation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.
6 “Actual TLB Distribution Amount” has the meaning given to such term in Section 3.4(d).
7 “Adjusted TLB Distribution Amount” has the meaning given to such term in Section 3.4(d).
8 “Ad Hoc Group Crossover Lenders” means the holders of the Tranche B-2 Term Loan (as defined in the Plan) and ABL FILO Term Loan (as defined in the Plan) that are part of the ad hoc group of lenders represented by Milbank LLP.
9 “Ad Hoc Group FILO Lenders” means the holders of FILO Term Loans that are part of the ad hoc group of lenders represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10 “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct, or cause the direction of, the management or affairs of another Person by reason of ownership of voting stock, as trustee or executor, as general partner or managing member or by Contract or otherwise; provided, that in no event shall Buyer or any Buyer Designee (i) be considered an “Affiliate” of any portfolio company of any investment fund advised by affiliates of CITIC Capital Holdings Limited (or such investment fund itself), except for purposes of Section 3.2(b) and Section 10.18, (ii) be considered an “Affiliate” of any Selling Entity or (iii) be considered an “Affiliate” of GNC Newco prior to the Closing.
11 “Agreement” has the meaning given to such term in the Preamble hereto.
12 “Aland Debt Commitment Letter” means the debt commitment letter from Aland (HK) Nutrition Holding Limited, dated as of or prior to the date hereof, as amended,

supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of providing funding towards the Cash Purchase Price.
13 “Allocation” has the meaning given to such term in Section 3.3.
14 “Alternative Financing” has the meaning given to such term in Section 7.8.
15 “Anticorruption Laws” means all Laws of any jurisdiction applicable to the Seller or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
16 “Antitrust Laws” has the meaning given to such term in Section 7.7(c).
17 “Asset and Liability Dropdown” has the meaning given to such term in Section 2.9.
18 “Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements to be executed and delivered by GNC Newco, GNC Canada Newco and the Selling Entities at the Closing, substantially in the form of Exhibit A.
19 “Assumed Agreements” has the meaning given to such term in Section 2.1(e).
20 “Assumed Compensation and Benefit Programs” means each of the Seller Compensation and Benefit Programs assumed by Buyer set forth on Section 7.10(f) of the Seller Disclosure Schedule.
“Assumed Liabilities” has the meaning given to such term in Section 2.3.
21 “Assumed Real Property Leases” has the meaning given to such term in Section 2.1(f).
22 “Assumption Approval” has the meaning given to such term in Section 2.5(g).
23 “Auction” has the meaning given to such term in Section 7.13(a).
24 “Audited Financial Statements” means the consolidated financial statements of the Seller contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed by Seller with the SEC.
25 “Back-up Bidder” has the meaning given to such term in Section 7.13(c).
26 “Balance Sheet Date” has the meaning given to such term in Section 5.9(e).
27 “Bankruptcy Case” means the Selling Entities’ cases commenced under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
28 “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

29 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Bankruptcy Case.
30 “Bidding Procedures Order” means the Bankruptcy Court’s Order Approving (I) the Bidding Procedures in Connection With the Sale of All, Substantially All of the Debtors' Assets, (II) the Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases, (III) the Form and Manner of Notice of the Sale Hearing, Assumption Procedures, and Auction Results, (IV) Dates for an Auction and Sale Hearing and (V) Granting Related Relief, [Docket No. 559], entered on July 22, 2020.
31 “Bill of Sale” means one or more Bills of Sale to be executed and delivered by the Selling Entities, GNC Newco and GNC Canada Newco at the Closing, substantially in the form of Exhibit B.
32 “BoC Debt Commitment Letter” means the debt commitment letter supplement from the Bank of China Limited, Macau Branch, an executed copy of which was delivered to the Seller on or prior to the date hereof, together with any related fee letter, engagement letter or other agreement, in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto shall agree to provide or cause to be provided the debt financing set forth therein for the purposes of providing $400 million in funding towards the Cash Purchase Price, the terms of which will permit the issuance of the Second Lien Loans in accordance with the Second Lien Documents.
33 “BoC Financing” has the meaning given to such term in the Recitals.
34 “Business” means the business conducted by the Seller, the other Selling Entities and the Acquired Subsidiaries as described in the Seller SEC Documents.
35 “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in either New York, New York or Toronto, Ontario, Canada.
36 “Business IP” means, collectively, all Seller IP and all Acquired Subsidiary IP.
37 “Buyer” has the meaning given to such term in the Preamble hereto.
38 “Buyer Default Termination” has the meaning given to such term in Section 3.2.
39 “Buyer Designee” means ZT Biopharmaceutical LLC and any other Affiliates of the Buyer designated by the Buyer in writing to the Seller no later than three (3) Business Days prior to the Closing.
40 “Buyer Financing Services” has the meaning given to such term in the Recitals.
41 “Buyer Guarantee” has the meaning given to such term in the Recitals.
“Buyer Releasing Party” has the meaning given to such term in Section 7.19(a).

42 “Canadian Bidding Procedures Order” means the order of the Canadian Court in the CCAA Proceedings recognizing and implementing the Bidding Procedures Order in Canada, entered by the Canadian Court on July 27, 2020.
43 “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).
44 “Canadian Purchased Assets” means all Purchased Assets owned or acquired by the Canadian Selling Entities.
45 “Canadian Sale Approval and Vesting Order” has the meaning given to such term in Section 7.12(b).
46 “Canadian Seller” means General Nutrition Centres Company.
47 "CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act).
48 “Cash” means cash (including petty cash and checks) and cash equivalents (including checking account balances, marketable securities, short-term instruments, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in store registers, in transit, in banks or other financial institutions, or otherwise held) and restricted cash of the Seller and its Subsidiaries, in each case calculated in accordance with the accounting principles used to prepare the Audited Financial Statements.
49 “Cash Purchase Price” means an amount equal to (a) $550,000,000 minus (b) the Deposit plus (c) the Cash Increase Amount (if any), as reduced pursuant to the proviso to the definition of “Purchased Cash.”
50 “Cash Increase Amount” has the meaning given to such term in Section 9.1(k).
51 “Cash Reduction Amount” means (a) if the Cash Shortfall is less than $5,000,000, $0, (b) if the Cash Shortfall is equal to or greater than $5,000,000 and less than $10,000,000, an amount equal to the Cash Shortfall minus $5,000,000, and (c) if the Cash Shortfall is equal to or greater than $10,000,000, $5,000,000.
52 “Cash Shortfall” means the amount, if any, by which (a) the Target Cash Amount exceeds (b) the Company Cash Pre-Adjustment.
53 “CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.
54 “CCAA Proceedings” means the recognition proceedings in respect of the Selling Entities pursuant to Part IV of the CCAA before the Canadian Court.

55 “Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.
56 “Closing” has the meaning given to such term in Section 4.1.
57 “Closing Cure Payment Amount” means an amount sufficient to satisfy all Cure Payments outstanding as of the Closing, as estimated pursuant to Section 3.4.
58 “Closing Date” has the meaning given to such term in Section 4.1.
59 “Closing Payroll Period” has the meaning given to such term in Section 7.10(c).
60 “COBRA” has the meaning given to such term in Section 7.10(d).
61 “Code” means the Internal Revenue Code of 1986, as amended.
62 “Company Cash” means all Cash of the Seller and its Subsidiaries, including any Cash in the DIP Funding Account, in each case, as of the Closing.
63 “Company Cash Pre-Adjustment” means, without duplication, an aggregate amount equal to (a) Company Cash plus (b) $550,000,000 minus (c) the amount of DIP Obligations minus (d) $100,000,000 minus (e) the amount of Exit Costs as of the Closing minus (f) an amount equal to 50% of Transfer Taxes minus (g) $7,500,000 minus (h) the aggregate amount as of the Closing of Administrative Claims, Priority Tax Claims and Other Priority Claims (each, as defined in the Plan) that are not Assumed Liabilities.
64 “Confidentiality Agreement” means the Confidentiality Agreement by and between the Seller and Harbin Pharmaceutical Group Holding Co., Ltd, dated November 8, 2018.
65 “Consent” means any approval, consent, ratification, designation, permission, clearance, waiver or other authorization.
66 “Consumer Liabilities” means all Liabilities of the Selling Entities with respect to returns of goods or merchandise, store or customer credits, gift cards and certificates, customer prepayments and overpayments, customer loyalty obligations or programs, customer refunds, warranty obligations with respect to goods or merchandise, returns of goods sold by licensees and other similar Liabilities to customers or potential customers of the Selling Entities or licensees of the Selling Entities.
67 “Contract” means, with respect to any Person, any lease, sublease, contract, deed, bond, indenture, guarantee, franchise, understanding, arrangement, commitment, letter of intent, mortgage, license, sublicense or other legally enforceable agreement, instrument or obligation, whether written or oral, to which such Person is a party or by which such Person is bound.
68 “Contract Notice Period” has the meaning given to such term in Section 2.5(d).

69 “Convertible Notes Issuance” means the issuance by ZT Biopharmaceutical LLC of up to $10 million in subordinated PIK convertible notes, which terms may consist of an 8 year term with a mandatory redemption feature and which shall be in form and substance acceptable to the Buyer, that shall be available for distribution to the unsecured creditors under a plan of reorganization.
70 “Cure Payments” has the meaning given to such term in Section 2.5(f).
71 “Debt Commitment Letters” means (i) the BoC Debt Commitment Letter and (ii) the Aland Debt Commitment Letter.
72 “Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letters.
73 “Debt Financing Documents” means the agreements, documents and certificates contemplated by or delivered in connection with the Debt Financing or reasonably requested by the Buyer or its Financing Sources, including without limitation: (a) all credit agreements, facilities agreement, loan documents, security trust agreements, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements, guarantee agreements, security documents and fee letters (as customarily redacted) pursuant to which the Debt Financing will be governed; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letters or the Second Lien Documents or reasonably requested by the Buyer or its Financing Sources; (c) all documentation and other information as may be required by bank regulatory authorities under (i) applicable “know-your-customer” and anti-money laundering rules and regulations (including PATRIOT Act) and (ii) OFAC, FCPA and the Investment Company Act; (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by the Buyer or its Financing Sources; and (e) such other information or documentation reasonably requested in connection with the Debt Financing.
74 “Deed” means a special warranty deed, registrable transfer or local equivalent, in a form reasonably satisfactory to the Buyer and the Seller.
75 “Deposit” has the meaning given to such term in Section 3.2.
76 “DIP Funding Account” has the meaning given to such term in that certain Debtor-in-Possession Term Loan Credit Agreement, dated as of June 26, 2020, among GNC Corporation, General Nutrition Centers, Inc., GLAS Trust Company, LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time.
77 “DIP Obligations” has the meaning given to such term in the Final Order of the Bankruptcy Court (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority

Administrative Expense Claims, (IV) Granting Adequate Protection to Prepetition Secured Lenders, (V) Modifying Automatic Stay, and (VI) Granting Related Relief, [Docket No. 502], filed on July 21, 2020.
78 “D&O Claims” has the meaning given to such term in Section 2.1(z).
79 “Documentary Materials” has the meaning given to such term in Section 2.1(j).
80 “DOJ” has the meaning given to such term in Section 7.7(b).
81 “DOL” has the meaning given to such term in Section 5.10(b).
82 “Effective Date” means the Effective Date as defined in the Plan.
83 “Effective Date True-Up Amount” means, as of the Effective Date, the amount of Cash available to the Seller and the Selling Entities after payment of all exit costs, and other distributions, expenses and other amounts required to be paid by the Seller and its Subsidiaries in accordance with the Plan.
84 “Employees” means all employees of the Selling Entities, including those on disability or a leave of absence, whether paid or unpaid.
85 “Encumbrances” means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant or condition, encroachment or similar restriction or instruments charging, or creating a security interest in the Purchased Assets or any part thereof or interest therein, and any agreements, occupancy agreements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting any right or title to the Purchased Assets or any part thereof or interest therein, in each case of any type, nature or kind whatsoever (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Bankruptcy Case, and whether imposed by agreement, understanding, applicable Law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability).
86 “Environmental Claims” means any Proceeding, claim, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability or violation arising out of or relating to any Environmental Laws, Environmental Permits or the Release of or exposure to Hazardous Materials.
87 “Environmental Laws” has the meaning given to such term in Section 5.17.

88 “Environmental Permits” means any permit, certificate, consent, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
89 “Equity Interests” has the meaning given to such term in Section 2.1(l).
90 “ERISA” has the meaning given to such term in Section 5.10(a).
91 “ERISA Affiliate” has the meaning given to such term in Section 5.10(e).
92 “Escrow Agent” has the meaning given to such term in Section 3.2.
93 “Escrow Agreement” has the meaning given to such term in Section 3.2.
94 “Estimated Closing Statement” has the meaning given to such term in Section 3.4(a).
95 “Estimated TLB Cash Distribution Amount” means the estimated cash distribution to be made under the Plan by the Selling Entities to the holders of Allowed Tranche B-2 Term Loan Secured Claims (as defined in the Plan) and the holders of TLB Allowed DIP Term Roll-Up Loan Claims (as defined in the Plan), in each case in respect of such Allowed Tranche B-2 Term Loan Claims and TLB Allowed DIP Term Roll-Up Loan Claims, as determined in good faith by the Selling Entities; provided, however, that for purposes of determining the Estimated TLB Cash Distribution Amount, the cash amount to be distributed or paid in settlement to the holders of General Unsecured Claims, Convertible Unsecured Notes Claims, or Tranche B-2 Term Loan Deficiency Claims (each, as defined in the Plan) (whether determined or estimated) in excess of $5,000,000 shall not be included or considered for purposes of determining the Estimated TLB Cash Distribution Amount under any circumstances.
96 “Exchange Act” has the meaning given to such term in Section 5.9(a).
97 “Excluded Assets” has the meaning given to such term in Section 2.2.
98 “Excluded Cash” means all Company Cash other than Purchased Cash.
99 “Excluded Liabilities” has the meaning given to such term in Section 2.4.
100 “Exit Costs” means each fee, cost or other expense identified on Schedule II hereto.
101 “Expense Reimbursement” has the meaning given to such term in Section 7.14(a).
102 “FCPA” has the meaning given to such term in Section 5.20.
103 “FILO Term Loans” means the FILO Term Loans under the Credit Agreement, dated as of February 28, 2018 (as amended by that certain First Amendment, dated as of March 20, 2018, and that certain Second Amendment, dated as of May 15, 2020, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time), among GNC Corporation, General Nutrition Centers, Inc., as administrative borrower, certain of their respective subsidiaries, as subsidiary borrowers, the lenders and agents parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as such FILO Term Loans are rolled-up under the DIP ABL FILO Credit Agreement (as defined in the Plan).
104 “Final Allocation” has the meaning given to such term in Section 3.3.
105 “Final Closing Statement” has the meaning given to such term in Section 3.4(b).
106 “Final Order” means an Order of the Bankruptcy Court, which is in full force and effect, which has not been modified, amended, reversed, vacated or stayed and as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.
107 “Financing Deliverables” means the following documents required to be delivered in connection with the Debt Financing: (a) the Debt Financing Documents and any other officer’s certificate, consents, resolutions and a solvency certificate (including a solvency certificate in the form attached to the Debt Commitment Letters) and customary perfection certificates required in connection with the Debt Financing, and organizational documents and good standing certificates required by the Debt Commitment Letters; (b) documentation and other information reasonably requested by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations; (c) agreements, documents, notices or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys and title insurance) as expressly required by the Debt Commitment Letters; and (d) such other information or documentation reasonably requested in connection with the Debt Financing.
108 “Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Debt Financing (or Alternative Financing) expiring or being validly terminated by any lender party to a Debt Commitment Letter (or, in the case of an Alternative financing, the applicable commitment letter(s)), (b) for any reason, all or any portion of the Debt Financing (or Alternative Financing) becoming unavailable on substantially the terms and conditions contemplated in the Debt Commitment Letters (or, in the case of an Alternative financing, the applicable commitment letter(s)), or (c) a material uncured breach or repudiation by any lender party to a Debt Commitment Letter (or, in the case of an Alternative financing, the applicable commitment letter(s)).
109 “Financing Information” means the information with respect to the business, operations and financial condition of the Seller and its Subsidiaries that is expressly required to be provided by the Debt Commitment Letters (including (i) the financial statements as of June 30, 2020 of the Seller and (ii) such information that is required to prepare pro forma consolidated financial statements (including a balance sheet, profit and loss account and cash flow statement) for GNC Newco as of June 30, 2020 (and any subsequent date falling at 3 month intervals thereafter until the Closing Date shall have occurred) assuming the Closing Date had occurred on the date falling 12 months prior to the date of such pro forma financial statements.
110 “Financing Sources” means the Bank of China Limited, Macau Branch, Aland (HK) Nutrition Holding Limited and any other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, including the agents, underwriters and arrangers of, or in connection with, the Debt Financing, and in each case of the foregoing, each of their respective Affiliates, their and their respective Affiliates’ officers, directors, employees, agents, members, shareholders, controlling persons, and other Representatives and their respective successors and assigns.
111 “Fraud” means, with respect to any Party, an actual and intentional fraud in the making of any representation or warranty expressly set forth in Article V or Article VI (as the case may be); provided, that such actual and intentional fraud shall only be deemed to exist if one or more of the individuals listed in the definition of “Knowledge” or their direct reports had actual knowledge as of the date hereof of the underlying breach of any such representation or warranty and the intention that a Party would rely on such representation or warranty to its detriment at the time such representation or warranty was made.
112 “FTC” has the meaning given to such term in Section 7.7(b).
113 “GAAP” means generally accepted accounting principles in the United States.
114 “GNC Names and Marks” means, collectively, “GNC,” “GENERAL NUTRITION CENTER”, “GENERAL NUTRITION CENTERS”, and any other Marks included in the Business IP, in each case, whether used either alone or in combination with other words, graphics, or designs, as well as any abbreviation, variation, derivative, translation, or transliteration thereof or any confusingly similar Mark thereto.
115 “GNC Canada Newco” has the meaning given to such term in Section 7.18(a).
116 “GNC Newco” has the meaning given to such term in Section 7.18(a).
117 “GNC Successor Newco” has the meaning given to such term in Section 7.18(b).
118 “Government List” means any list maintained by any agency or department of any Governmental Authority in the United States of Persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including (i) the Denied Persons List and Entities List maintained by the U.S. Department of Commerce, (ii) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the U.S. Department of Treasury, (iii) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the U.S. Department of State and (iv) those Persons, organizations and entities listed in the Annex to, or are otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 21, 2004).
119 “Governmental Authority” means any federal, municipal, state, provincial, local or foreign governmental, quasi-governmental, administrative or regulatory authority, department, agency, board, bureau, commission or body (including any court, arbitral body or similar tribunal), including the Bankruptcy Court and the Canadian Court.
120 “Governmental Authorization” means any Permit or Consent issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
121 “Guarantee Fee” has the meaning given to such term in the Recitals.
122 “Handling” means the access, acquisition, compilation, use, storage, processing, transmission, safeguarding, disposal, destruction, disclosure or exploitation of data.
123 “Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, radioactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products, petroleum breakdown products, petroleum by-products or petroleum derivatives.
124 “HSR Act” has the meaning given to such term in Section 7.7(b).
125 “Intellectual Property” means any and all algorithms, Application Programming Interfaces (APIs), apparatus, designs, net lists, databases, data collections, diagrams, inventions (whether or not patentable), know-how, logos, Marks (including any goodwill associated therewith or symbolized thereby), internet domain names, IP addresses, circuit designed assemblies, semiconductor devices, net lists, IP cores, photo masks, test vectors, methods, network configurations and architectures, libraries, subroutines, processes, proprietary information, confidential information, trade secrets, financial data, technical data, customer lists, supplier lists, business plans, formulae, techniques, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology, intellectual property, or industrial property (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, including invention disclosures, instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
126 “Intellectual Property Rights” means any and all right, title, and interest in and to Intellectual Property, including any and all intellectual or proprietary rights therein or arising therefrom, including all of the following, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights, and moral and similar attribution rights, (b) Marks; (c) proprietary rights in internet domain names and IP addresses, (d) trade secret rights, (e) patents, industrial design and other industrial property rights, (f) rights of publicity and privacy and in social media usernames, accounts, identifiers, and handles, (g) other proprietary rights in Intellectual Property, including foreign equivalent or counterpart rights and forms of protection analogous in nature or having similar effect under the Laws of any jurisdiction in the world, (h) rights in or relating to any and all registrations, issuances, provisionals, reissuances, continuations, continuations‑in‑part, revisions, substitutions, reexaminations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the foregoing rights, and (i) rights to prosecute, sue, enforce, or recover or retain damages, costs, or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing.
127 “Inventory” means all inventory (including raw materials, products in-process, finished products, goods in transit, supplies, packaging materials and other inventories) owned by any of the Selling Entities, wherever located and whether in the Selling Entities’ warehouses, distribution facilities or otherwise.
128 “IP Assignment Agreements” means the Intellectual Property Assignment Agreements to be executed and delivered by the Selling Entities, GNC Newco and GNC Canada Newco, substantially in the forms attached hereto as Exhibit C.
129 “IRS” means the U.S. Internal Revenue Service.
130 “IT Systems” means any and all information, payment and communications technologies owned, leased, licensed, used, or held for use by the Selling Entities or the Acquired Subsidiaries, including all computers, hardware, software (whether in object or source code form), databases, servers, workstations, routers, hubs, switches, data communication lines, networks and all other information technology systems, equipment and assets, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.
131 “Knowledge” means, as to a particular matter, the actual knowledge of (a) with respect to the Buyer, its chief executive officer or its chief financial officer and (b) with respect to any Selling Entity, its chief executive officer or chief financial officer.
132 “Law” means any transnational, federal, state, provincial, territorial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision, order, interpretation, opinion or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Authority.
133 “Liability” means any indebtedness, obligation, lien, loss, damage, claim, fine, penalty, judgment, duty, responsibility, expense (including reasonable attorneys’ fees and reasonable costs of investigation and defense) or liability of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, direct or indirect, fixed, absolute or contingent, matured or unmatured, ascertained or ascertainable, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, due or to become due, executory, determined or determinable, whether in contract, tort, strict liability, or otherwise.
134 “Marks” means any and all trademarks, service marks, trade names, brand names, product names, logos, trade names, trade styles, trade dress, corporate names, slogans, and other indicia of source or origin, including any goodwill associated therewith or symbolized thereby.
135 “Material Adverse Effect” means any event, change, condition, circumstance, development, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, including the Acquired Subsidiaries, the Purchased Assets, the Assumed Liabilities and the Liabilities of the Acquired Subsidiaries, taken as a whole; provided, however, that none of the following events, changes, conditions, circumstances, developments, occurrences or effects shall be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) the announcement of the signing of this Agreement or the filing of the Petitions or the CCAA Proceedings (including any action or inaction by the customers, suppliers, landlords, employees or consultants of the Selling Entities and their respective Affiliates as a result thereof) or compliance with any obligation (including any obligation to not take action) expressly required by this Agreement (provided, however, that the foregoing exception shall not apply to the qualification of the Selling Entities’ representations and warranties in Section 5.4 or, to the extent related thereto, Section 8.2(b)), (b)  the filing of the Petitions or the CCAA Proceedings, (c) actions or omissions taken or not taken by or on behalf of the Selling Entities or any of their Affiliates at the express written request of the Buyer, (d)  actions not taken by or on behalf of the Selling Entities or any of their Affiliates which (i) require the approval of the Buyer, and (ii) with respect to which the Selling Entities have requested the approval of the Buyer and such approval was not timely provided, (e) actions taken by the Buyer or its Affiliates, other than as contemplated by this Agreement, (f)  failure of any Selling Entity or any Acquired Subsidiary to meet any internal or published projections, forecasts, estimates or predictions (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (g) changes in applicable Law or GAAP, or in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, in each case occurring after the date hereof; (h) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (i) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets, (j) events or conditions generally affecting the industry or markets in which the Selling Entities and Acquired Subsidiaries operate, (k) national or international political or social conditions or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared), (l) any pandemic or epidemic, including outbreaks or additional waves of outbreaks and any escalation or worsening thereof, of any contagious diseases (other than COVID-19 or any variation thereof) and any direct or indirect consequence thereof, and (m) any pandemic or epidemic, including outbreaks or additional waves of outbreaks and any escalation or worsening thereof, of COVID-19 or any variation thereof and any direct or indirect consequence thereof; provided, however, that, in the case of clauses (g), (h), (i), (j), (k) and (l), such events, changes, conditions, circumstances, developments, occurrences or effects shall be taken into effect in determining whether a Material Adverse Effect has occurred to the extent that any such events, changes, conditions, circumstances, developments, occurrences or effects has a disproportionate effect on the Business, including the Acquired Subsidiaries, the Purchased Assets, the Assumed Liabilities and the Liabilities of the Acquired Subsidiaries, taken as a whole, relative to similar assets and Liabilities of other Persons operating in the industry or markets in which the Business operates.
136 “Material Assets” has the meaning given to such term in Section 7.1(a).
“Material Contract” has the meaning given to such term in Section 5.12(a).
137 “Material Customers” has the meaning given to such term in Section 5.22(a).
138 “Material Suppliers” has the meaning given to such term in Section 5.22(b).
139 “MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.
140 “NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.
141 “Non-Real Property Contracts” means the Contracts to which any Selling Entity is a party other than the Real Property Leases.
142 “NQDPs” has the meaning given to such term in Section 7.10(f).
143 “OFAC” has the meaning given to such term in Section 5.21.
144 “Offered Employee” has the meaning given to such term in Section 7.10(a).
145 “Operating Liabilities” means the Liabilities set forth on Schedule III hereto.
146 “Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued, entered or rendered by or with any Governmental Authority, whether preliminary, interlocutory or final, including any Order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order) or in the Canadian Court in the CCAA Proceedings (including the Canadian Sale Approval and Vesting Order).
147 “Outside Back-up Date” has the meaning given to such term in Section 7.13(c).
148 “Outside Date” has the meaning given to such term in Section 9.1(j).

149 “Owned Real Property” has the meaning given to such term in Section 2.1(k).
150 “Party” or “Parties” has the meaning given to such term in the Preamble hereto.
151 “Permits” has the meaning given to such term in Section 5.6.
152 “Permitted Encumbrances” means: (a) statutory liens for Taxes not yet due and payable or that are being contested in good faith and with respect to which adequate reserves have been established in accordance with GAAP, (b) rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other Encumbrances imposed by Law, in each case, incurred in the ordinary course of business and for amounts not yet due and payable or that are being contested in good faith and for which adequate reserves have been made in accordance with GAAP, (c) non-exclusive licenses of Intellectual Property or Intellectual Property Rights, granted in the ordinary course of business consistent with past practice, (d) Laws now or hereafter in effect relating to real property, easements and similar Encumbrances which do not have a Material Adverse Effect on the current use by the Selling Entities of the real property subject thereto, (e) all matters that would be disclosed on an accurate current survey or title report of the Owned Real Property or property subject to Real Property Leases that do not materially interfere with the current use by the Selling Entities of the Owned Real Property or the property subject to Real Property Leases, (f) Encumbrances arising from applicable Laws of general application which do not interfere with the current operation of the Business in any material respect, (g) Encumbrances which do not materially and adversely interfere with the current use of the property subject to Real Property Leases by the Selling Entities or the Acquired Subsidiaries in any material respect, (h) Encumbrances contained in the Assumed Agreements or the Assumed Real Property Leases, (i) subdivision, site plan control, development, reciprocal, servicing, facility, facility cost sharing or similar agreements currently existing or entered into, which do not materially interfere with the current use by the Selling Entities of the Owned Real Property, (j) any subsisting reservations, limitations, provisions and conditions contained in any original grants from the Crown of any land or interest therein, and reservations of undersurface rights to mines and minerals of any kind, and (k) the Encumbrances disclosed on Section 1.1(b) of the Seller Disclosure Schedule.
153 “Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.
154 “Personal Information” means any information relating to an identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
155 “Petition” means the voluntary petition under Chapter 11 of the Bankruptcy Code filed by the Selling Entities with the Bankruptcy Court.

156 “Petition Date” has the meaning given to such term in the Recitals hereto.
157 “Plan” means the Joint Chapter 11 Plan of Reorganization of GNC Holdings, Inc. and its affiliated debtors under Chapter 11 of Title 11 of the United States Code, as filed with the United States Bankruptcy Court for the District of Delaware, Chapter 11 Case No. 20-11662 (KBO), including all exhibits, schedules, supplements, and ancillary documents, and as may be amended from time to time.
158 “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of a Straddle Period (or portion thereof) beginning after the Closing Date.
159 “PRC” means the People’s Republic of China, excluding for purposes of this Agreement only, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.
160 “PRC Approvals” means, any filings with, decisions by and approvals from PRC Governmental Authorities required by applicable Law to (a) execute, deliver and perform each Transaction Document and (b) consummate the Transactions (including the Debt Financing), including, to the extent required by applicable Law, (i) the approval from SASAC, (ii) the filing with and/or confirmation from NDRC with respect to the consummation of the transactions contemplated hereby, (iii) the filing with and/or the issuance of the certificate of outbound investment by enterprises by MOFCOM with respect to the consummation of the Transactions contemplated hereby, (iv) the foreign exchange registration conducted by authorized banks under SAFE’s supervision in connection with the transactions contemplated hereby and (v) any registration with SAFE.
161 “Pre-Closing Income Taxes” shall mean any payments for income Taxes made by the Selling Entities during the Pre-Closing Tax Period.
162 “Pre-Closing Refunds” has the meaning given to such term in Section 7.11(d).
163 “Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of a Straddle Period ending on the Closing Date.
164 “Proceeding” has the meaning given to such term in Section 5.5.
165 “Professional Services” has the meaning given to such term in Section 2.4(b).
166 “Purchase Price” has the meaning given to such term in Section 3.1(a)(iii).
167 “Purchased Assets” has the meaning given to such term in Section 2.1.
168 “Purchased Cash” means Company Cash in an amount equal to (a) the Target Cash Amount minus (b) Cash Reduction Amount; provided, however, that if (x) Company Cash is less than (y) the Target Cash Amount minus Cash Reduction Amount, then the Cash Purchased Price shall be reduced by the amount of such shortfall.

169 “Real Property Leases” means all leases, subleases and other occupancy Contracts with respect to real property to which any Selling Entity is a party listed or described on Section 1.1(c) of the Seller Disclosure Schedule.
170 “Refund Return” has the meaning given to such term in Section 7.11(d).
171 “Refund Tax Matter” has the meaning given to such term in Section 7.11(d).
172 “Registered IP” means all Seller IP or Acquired Subsidiary IP that is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered industrial designs, registered copyrights, registered mask works, and registered Marks and all applications for any of the foregoing.
173 “Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, drinking water, ground water, ambient air, the atmosphere or any other media.
174 “Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.
175 “Required Ad Hoc Group Crossover Lenders” means the Ad Hoc Group Crossover Lenders holding a majority in principal amount of the Tranche B-2 Term Loan (as defined in the Plan) held by all Ad Hoc Group Crossover Lenders.
176 “Required FILO Ad Hoc Group Members” means the Ad Hoc Group FILO Lenders holding a majority in principal amount of the FILO Term Loans held by all Ad Hoc Group FILO Lenders.
177 “Restructuring” has the meaning given to such term in the Restructuring Support Agreement, dated as of June 23, 2020, by and among the Selling Entities the other signatories thereto.
178 “Restructuring Transaction” has the meaning given to such term in Section 7.14(a).
179 “Retained Employee” has the meaning given to such term in Section 7.10(b).
180 “SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterparts.
181 “Sale Hearing” means the hearing at which the Bankruptcy Court considers approval of the Sale Order.
182 “Sale Motion” means one or more motions and notices filed by the Selling Entities and served on creditors and parties in interest, in accordance with the Bidding

Procedures Order, other orders of the Bankruptcy Court, the Federal Rules of Bankruptcy Procedures and Local Rules, which motion(s) seeks authority from the Bankruptcy Court for the Selling Entities to enter into this Agreement and consummate the transactions contemplated by this Agreement.
183 “Sale Order” means an Order of the Bankruptcy Court, which Order shall be in form and substance reasonably acceptable to the Buyer and the Seller and shall, among other things, (a) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by the Selling Entities of this Agreement, (ii) the sale of the Purchased Assets to GNC Newco and the issuance of the Acquired GNC Equity Interests to the Buyer or one or more Buyer Designees, in each case on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) the performance by the Selling Entities of their respective obligations under this Agreement, (b) authorize each of the Selling Entities and the Buyer to execute and file termination statements, instruments of satisfaction, releases and similar documents with respect to all Encumbrances that any Person has with respect to the Purchased Assets, and (c) order that GNC Newco is receiving good and marketable title to all of the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances).
184 “SASAC” means the State-owned Assets Supervision and Administration Commission of the State Council of the PRC or its competent local counterparts.
185 “SEC” means the U.S. Securities and Exchange Commission.
186 “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement to be entered into by GNC Newco, as borrower, the several lenders from time to time party thereto, GLAS Trust Company LLC, as collateral agent and GLAS Trust Company LLC, as administrative agent on the Closing Date, substantially in the form attached as Exhibit D hereto.
187 “Second Lien Documents” means (a) the Second Lien Credit Agreement, (b) the Intercreditor and Subordination Agreement substantially in the form attached as Exhibit F hereto, and (c) the other Loan Documents (as defined in the Second Lien Credit Agreement).
188 “Second Lien Loans” has the meaning given to such term in the Recitals hereto.
189 “Second Lien Loans Adjustment Amount” means (a) $410,000,000 minus (b) (i) $210,000,000 plus (ii) the Shortfall Adjustment Amount minus (c) the Estimated TLB Cash Distribution Amount.
190 “Second Lien Loans Amount” means (a) $210,000,000 plus (b) the Shortfall Adjustment Amount (if any) plus (c) the Second Lien Loans Adjustment Amount (if any).
191 “Securities Act” has the meaning given to such term in Section 5.9(a).
192 “Seller” has the meaning given to such term in the Preamble hereto.

193 “Seller Compensation and Benefit Program” has the meaning given to such term in Section 5.10(a).
194 “Seller Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.
195 “Seller Financial Statements” has the meaning given to such term in Section 5.9(c).
196 “Seller IP” means all Intellectual Property and Intellectual Property Rights (including the goodwill of the Selling Entities) owned by the Selling Entities, including the GNC Names and Marks.
197 “Seller Properties” has the meaning given to such term in Section 5.16(b).
198 “Seller Released Party” has the meaning given to such term in Section 7.19(a).
199 “Seller SEC Documents” has the meaning given to such term in Section 5.9(a).
200 “Selling Entities” has the meaning given to such term in the Preamble hereto.
201 “Service Provider” has the meaning given to such term in Section 5.10(a).
202 “Shortfall Adjustment Amount” means an amount equal to (a) the Cash Shortfall minus (b) the Cash Reduction Amount.
203 “Specified Employees” has the meaning given to such term in Section 7.10(a).
204 “Specified Stores” has the meaning given to such term in Section 7.1(b)(ii).
205 “Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
206 “Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or has the power to direct the policies, management or affairs or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.
“Successful Bidder” has the meaning given to such term by the Bidding Procedures Order.
207 “Target Cash Amount” means an amount equal to (a) $61,145,000 plus (b) the Closing Cure Payment Amount, minus (c) the pro rata portion of all prepaid rent under the

Assumed Real Property Leases paid by the Selling Entities or their Subsidiaries on or prior to the Closing for any period occurring from and after the Closing.
208 “Tax” means all U.S. federal, state, local, non-U.S. or other taxes, assessments, charges, fees, levies or other governmental charges, including all income, gross receipts, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax imposed by any Governmental Authority (to the extent the foregoing are taxes, similar to taxes or in the nature of a tax), and including any interest, penalty, or addition thereto; and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity except for any agreement, arrangement or obligation entered into in the ordinary course of business and not primarily related to Taxes.
209 “Tax Return” means any return, claim for refund, declaration, report, statement, information return or other similar document (including any related or supporting information, amendments, schedule or supplements of any of the foregoing) filed or required to be filed with any Governmental Authority with respect to Taxes.
210 “Terminated Employees” has the meaning given to such term in Section 7.10(b).
“Termination Fee” has the meaning given to such term in Section 7.14(a).
211 “Termination Payment” has the meaning given to such term in Section 7.14(a).
212 “Third-Party” has the meaning given to such term in Section 7.14(a).
213 “Third-Party Sale” has the meaning given to such term in Section 7.14(a).
214 “Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement, the Deeds, the Escrow Agreement, the Second Lien Documents, and any other Contract to be entered into by the Parties and/or one or more Buyer Designees, as applicable, in connection with the Transactions.
215 “Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Asset and Liability Dropdown and the purchase and sale of the Acquired GNC Equity Interests in exchange for the Purchase Price and the assumption of the Assumed Liabilities.
216 “Transfer Taxes” has the meaning given to such term in Section 7.11.
217 “Transferred Employees” has the meaning given to such term in Section 7.10(a).
218 “Union” means a labor union, trade union, works council or any other employee representative body.

219 “Unsecured Creditor Consideration Trigger Event” shall have occurred if both of the following shall have occurred at such time: (a) neither the official committee of unsecured creditors nor the ad hoc group of convertible noteholders shall have objected to the transactions contemplated by this Agreement at any time on or prior to the Closing and (b) the Buyer shall have received, prior to the Closing, written agreements that are binding on, and enforceable by the Seller and Ad Hoc Group Crossover Lenders against, both (i) the official committee of unsecured creditors and (ii) the ad hoc group of convertible noteholders, in each case, providing that they and their members shall not object to or oppose this Agreement, any of the transactions contemplated hereby or the Plan.
220 “Vendor Agreement” means that certain agreement entered into by ZT Biopharmaceutical LLC and the counterparty thereto, a copy of which agreement has been delivered to Seller on the date hereof.
221 “WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988) and any similar Laws, including Laws of any country, state or other locality that is applicable to a termination of employees.
222 “WTO Investor” has the meaning given to such term in Section 6.8.
Section 1.2 Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation”, and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” when used in this Agreement is not meant to be exclusive unless expressly indicated otherwise. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, if applicable, and such phrase does not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. Any reference to “days” means calendar days unless Business Days are expressly specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement, (b) references to $ (dollars) are to United States Dollars and (c) a Contract means such Contract as amended from time to time. All accounting terms used in this Agreement and not otherwise defined herein have the meanings assigned to them under GAAP. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. All references to dates and times herein, except as otherwise specifically noted, shall refer to New York City time.

ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, Part IV of the CCAA and on the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Selling Entities (other than the Canadian Seller) shall sell, assign, convey, transfer and deliver to GNC Newco, and GNC Newco shall purchase and acquire from the Selling Entities (other than the Canadian Seller), all of the Seller’s and its Subsidiaries’ right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the properties, rights, interests and other tangible and intangible assets of the Seller and its Subsidiaries (other than the Canadian Seller) of every nature (wherever located, whether real, personal or mixed, whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by the Seller or any of its Subsidiaries (other than the Canadian Seller) after the date hereof but prior to the Closing (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets shall not include any Excluded Assets. At the Closing, the Purchased Assets of the Canadian Seller shall be transferred to GNC Canada Newco (as defined herein) as part of the Asset and Liability Dropdown (as herein defined) in consideration for the assumption by GNC Canada Newco of the Assumed Liabilities in respect of the Canadian Seller and one non-voting preferred share of GNC Canada Newco with a redemption amount equal to the fair market value of the Purchased Assets transferred by the Canadian Seller to GNC Canada Newco (determined in accordance with the allocation of the Purchase Price in Section 3.3 hereof, and as adjusted in accordance with Section 3.4 hereof) less the Assumed Liabilities in respect of the Canadian Seller that are assumed by GNC Canada Newco and the non-voting preferred share of GNC Canada Newco issued to the Canadian Seller shall subsequently be transferred to Seller and contributed by Seller to GNC Newco for shares of GNC Newco prior to the transactions described in Section 2.9 such that GNC Newco and Buyer are the sole owners of the issued and outstanding interests in GNC Canada Newco at the time of the transactions in Section 2.9. Without limiting the generality of the foregoing, the Purchased Assets shall include all right, title and interest in and to the following (except to the extent listed or otherwise included as an Excluded Asset):
(a) all Purchased Cash as of the Closing;
(b) all Accounts Receivable of the Selling Entities as of the Closing, except as set forth in Section 2.2(g);
(c) all Inventory and materials of the Selling Entities as of the Closing;
(d) all royalties, advances, prepaid assets, security and other deposits, prepayments and other current assets relating to the Business, the Assumed Agreements and the Assumed Real Property Leases, in each case of the Selling Entities as of the Closing;

(e) all Non-Real Property Contracts listed on Section 2.1(e) of the Seller Disclosure Schedule (as amended from time to time in accordance with Section 2.5 hereof, the “Assumed Agreements”) assumed and assigned to GNC Newco pursuant to Section 2.5;
(f) all Real Property Leases listed on Section 2.1(f) of the Seller Disclosure Schedule (as amended from time to time in accordance with Section 2.5 hereof, the “Assumed Real Property Leases”) assumed and assigned to GNC Newco pursuant to Section 2.5;
(g) all GNC Names and Marks and all other Seller IP;
(h) all open purchase orders with customers and suppliers;
(i) all items of machinery, equipment, supplies, furniture, fixtures, leasehold improvements (to the extent of the Selling Entities’ rights to any leasehold improvements under Assumed Real Property Leases) and other tangible personal property and fixed assets owned by the Selling Entities as of the Closing;
(j) all books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items of the Selling Entities as of the Closing (except as otherwise described in Section 2.2), including customer and supplier lists and mailing lists (collectively, the “Documentary Materials”);
(k) all real property legally and/or beneficially owned by the Selling Entities as of the Closing (collectively, the “Owned Real Property”) listed on Section 2.1(k) of the Seller Disclosure Schedule;
(l) all of the stock or other equity interests owned by the Selling Entities in the Persons listed on Section 2.1(l) of the Seller Disclosure Schedule (the “Equity Interests”) or securities convertible into or exchangeable or exercisable for the stock or other equity interests of any such Persons;
(m) all goodwill and other intangible assets associated with, or relating to, the Business or the Purchased Assets;
(n) subject to section 363(b)(1)(A) of the Bankruptcy Code, all rights to the websites, domain names, telephone and facsimile numbers and e-mail addresses used by each Selling Entity, as well as rights to receive mail and other communications addressed to such Selling Entity (including mail and communications from customers, vendors, suppliers, distributors and agents);
(o) all rights of the Selling Entities under non-disclosure or confidentiality, invention assignment, work made for hire, non-compete, or non-solicitation agreements with current Employees, former Employees or current or former directors, consultants, independent contractors and agents of any of the Selling Entities;
(p) all of the rights and benefits accruing under all Permits, all deposits and prepaid expenses (excluding prepaid income Taxes) held by third parties and/or, to the extent transferable, any Governmental Authority and, to the extent transferable, all bank and deposit accounts;
(q) any rights, demands, claims, credits, allowances, rebates (including any vendor or supplier rebates), or rights of setoff (other than against the Selling Entities) arising out of or relating to any of the Purchased Assets as of the Closing;
(r) all prepaid and deferred items (excluding prepaid income Taxes and including prepaid real property Taxes to the extent such prepaid Taxes exceed the amount of the real property Taxes apportioned to a Pre-Closing Tax Period) that relate to the Business or the Purchased Assets as of the Closing, including all prepaid rentals and unbilled charges, fees and deposits;
(s) any rights, claims or causes of action as of the Closing of any Selling Entity relating to or arising against suppliers, vendors, merchants, manufacturers, counterparties to leases, counterparties to licenses, and counterparties to any Assumed Agreement or Assumed Real Property Lease in respect of the assets, properties, conduct of business or operations of such Selling Entity arising out of events occurring on or prior to the Closing Date, excluding any rights, claims or causes of action under chapter 5 of the Bankruptcy Code and any rights, claims or causes of action that exclusively relate to any Excluded Assets or Excluded Liabilities;
(t) all other assets that are related to or used in connection with the Business and that are owned by any Selling Entity as of the Closing;
(u) all rights to the Assumed Compensation and Benefit Programs and all trusts, insurance contracts, administrative service agreements, and investment management agreements that are used to fund or administer the Assumed Compensation and Benefit Programs, including but not limited to the rabbi trusts and the assets of the rabbi trusts used to fund the NQDPs (as defined in Section 7.10(f));
(v) (A) any Tax receivable, Tax refund or other Tax asset with respect to any Pre-Closing Tax Period, and (B) to the extent not included in (A), any Pre-Closing Refund;
(w) all claims (including claims for past, present and future infringement or misappropriation or other violation of Seller IP) and causes of action (other than, in each case, to the extent related to Excluded Assets or Excluded Liabilities) of the Selling Entities as of the Closing against Persons other than the Selling Entities (regardless of whether or not such claims and causes of action have been asserted by the Selling Entities) and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by the Selling Entities as of the Closing (regardless of whether such rights are currently exercisable) to the extent related to the Purchased Assets;
(x) all Environmental Permits needed for operations at the Owned Real Property and sites subject to Assumed Real Property Leases, to the extent such Environmental Permits are transferable; and

(y) all preference or avoidance claims and actions of the Selling Entities (including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code), except as set forth in Section 2.2(i); and
(z) all rights, claims and causes of action against any director, officer, equityholder or Transferred Employee of any Selling Entity and all rights, claims and causes of action under director and officer, fiduciary, employment practices and similar insurance policies maintained by any Selling Entity (the “D&O Claims”).
Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):
(a) any records, documents or other information exclusively relating to current or former Employees that are not Transferred Employees, and any materials to the extent containing information about any Employee, disclosure of which would violate applicable Law or such Employee’s reasonable expectation of privacy;
(b) the Selling Entities’ (i) minute books and other corporate books and records relating to their organization and existence and the Selling Entities’ books and records relating to Taxes of the Selling Entities, including Tax Returns filed by or with respect to the Selling Entities, and (ii) books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items exclusively relating to any Excluded Assets or Excluded Liabilities;
(c) the Selling Entities’ rights under this Agreement and the other Transaction Documents, and all cash and non-cash consideration payable or deliverable to the Selling Entities pursuant to the terms and provisions hereof;
(d) any Contracts other than the Assumed Agreements and the Assumed Real Property Leases, together with all prepaid assets relating to any Contract other than the Assumed Agreements and the Assumed Real Property Leases;
(e) all claims and causes of action of the Selling Entities against Persons other than the Acquired Subsidiaries and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, of the Selling Entities (regardless of whether such rights are currently exercisable), in each case to the extent exclusively related to any Excluded Assets or Excluded Liabilities;
(f) any shares of capital stock or other equity interests of any of the Selling Entities, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of any of the Selling Entities;
(g) Accounts Receivable, intercompany obligations and other amounts receivable of any Selling Entity owned to it by any other Selling Entity;

(h) any Seller Compensation and Benefit Program or stock option, restricted stock or other equity-based benefit plan of the Selling Entities, and the Selling Entities’ right, title and interest in any assets of or relating thereto, that is not an Assumed Compensation and Benefit Program;
(i) all preference or avoidance claims and actions of the Selling Entities (including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code) solely to the extent exclusively related to the Excluded Assets;
(j) Excluded Cash; and
(k) the Selling Entities’ right, title and interest to the other assets, if any, set forth in Section 2.2 of the Seller Disclosure Schedule.
Section 2.3 Assumed Liabilities Subject to the terms and conditions of this Agreement, effective as of the Closing, GNC Newco shall assume and agree to pay, perform and discharge when due in accordance with their respective terms the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means, without duplication, only the following Liabilities (to the extent not paid prior to the Closing):
(a) all Liabilities relating to the Purchased Assets that are properly characterized as current liabilities of the Selling Entities as of the Closing calculated in accordance with GAAP, but excluding any indebtedness for borrowed money;
(b) all Consumer Liabilities;
(c) the Liabilities of the Selling Entities arising under the Assumed Agreements and the Assumed Real Property Leases and under open purchase orders with customers and suppliers that constitute Purchased Assets;
(d) the accounts payable (or other amounts payable) and other intercompany obligations of the Selling Entities owed to the Acquired Subsidiaries;
(e) the Liabilities assumed by the Buyer pursuant to Section 7.10;
(f) any liability for Taxes with respect to the Purchased Assets for any Post-Closing Tax Period (as determined in Section 7.11(b));
(g) the Cure Payments (as defined below);
(h) all other Operating Liabilities, but excluding any portion of such outstanding Operating Liabilities that Seller or its Subsidiaries, as applicable, failed to pay as and when due in the ordinary course of business consistent with past practice prior to the Closing; and
(i) all fees payable in connection with the BoC Debt Commitment Letter and any facilities or other credit agreement entered into in connection therewith, including the Guarantee Fee and any related Taxes.

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein, GNC Newco shall not assume or be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, the Selling Entities or relating to the Purchased Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, other than the Assumed Liabilities (all such Liabilities that GNC Newco is not assuming being referred to collectively as the “Excluded Liabilities”). The Excluded Liabilities include the following, whether incurred or accrued before, on or after the Petition Date or the Closing:
(a) all Taxes of the Selling Entities for any Pre-Closing Tax Period (as determined in Section 7.11(b));
(b) all Liabilities of the Selling Entities relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services (“Professional Services”) performed in connection with this Agreement and any of the transactions contemplated hereby, and any pre-Petition or post-Petition Claims for such Professional Services;
(c) all Liabilities of the Selling Entities with respect to current and former Employees and Service Providers (including Liabilities under or relating to any Seller Compensation and Benefit Program and any workers compensation related Liabilities), other than Liabilities under the Assumed Compensation and Benefit Programs and Liabilities otherwise specifically assumed by GNC Newco pursuant to Sections 7.10;
(d) all Liabilities relating to Excluded Assets;
(e) all Liabilities of any Selling Entity in respect of indebtedness, whether or not relating to the Business;
(f) all Liabilities of any Selling Entity to any current, former or prospective shareholder or other holder of equity securities or equity-linked securities of such Selling Entity, including all Liabilities of such Selling Entity related to the right to or issuance of any capital stock or other equity securities or the payment of any dividend or other distribution on or in respect of any capital stock or other equity securities;
(g) all accounts payable (or other amounts payable) or other intercompany obligations of any Selling Entity owed by it to any other Selling Entity;
(h) all fines, penalties or other Liabilities assessed by a Governmental Authority as a result of any noncompliance with applicable Law, including with respect to filings with the SEC;
(i) all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the transactions by this Agreement;

(j) any other Liability of the Selling Entities that arises prior to the Closing and is not expressly included among the Assumed Liabilities; and
(k) the Exit Costs.
Section 2.5 Assumption and Assignment of Certain Contracts. The Sale Order shall provide for the assumption by the Selling Entities, and the Sale Order shall, to the extent permitted by Law, provide for the assignment by the Selling Entities to GNC Newco, effective upon the Closing, of the Assumed Agreements and the Assumed Real Property Leases on the terms and conditions set forth in the remainder of this Section 2.5.
(a) The Seller shall use commercially reasonable efforts to provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases to which any Selling Entity is a party that are Assumed Agreements or Assumed Real Property Leases and take all other actions reasonably necessary to cause such Contracts to be assumed by the Selling Entities and assigned to GNC Newco pursuant to Section 365 of the Bankruptcy Code. At the Closing, the Selling Entities shall assume and assign to GNC Newco the Assumed Agreements and the Assumed Real Property Leases that may be assigned by any such Selling Entity to GNC Newco pursuant to Sections 363 and 365 of the Bankruptcy Code. Section 2.5(a) of the Seller Disclosure Schedule sets forth the Seller’s good faith estimate (on a vendor by vendor basis) as of the date of this Agreement of the amounts necessary to cure defaults, if any, with respect to each counterparty to any of the Assumed Agreements set forth on Section 2.1(e) of the Seller Disclosure Schedule and the Assumed Real Property Leases set forth on Section 2.1(f) of the Seller Disclosure Schedule, in each case as determined by the Seller based on the Seller’s books and records and reasonable good faith judgment. The Seller shall provide an update of such good faith estimate not less than ten (10) Business Days prior to the Closing Date (other than an estimate in respect of any Contract designated as an Assumed Agreement or Assumed Real Property Lease after such date, in which case the Seller shall provide its good faith estimate as promptly as reasonably practicable prior to the Closing Date).
(b) From and after the date of this Agreement until three (3) Business Days prior to the Bid Deadline (as defined in the Bidding Procedures Order), the Buyer may, in its sole discretion, designate any Contract of any Selling Entity as an Assumed Agreement or Assumed Real Property Lease, as applicable, or remove any such Contract from Section 2.1(e) or Section 2.1(f) of the Seller Disclosure Schedule, respectively, such that it is not an Assumed Agreement or Assumed Real Property Lease, in each case by providing written notice of such designation or removal to the Seller, in which case Section 2.1(e) or Section 2.1(f) of the Seller Disclosure Schedule, as applicable, shall automatically be deemed to be amended to include or remove, as applicable, such Contract as an Assumed Agreement or an Assumed Real Property Lease, in each case, without any adjustment to the Purchase Price.
(c) In the case of any amendment by the Buyer of Section 2.1(e) or Section 2.1(f) of the Seller Disclosure Schedule pursuant to Section 2.5(b), the Seller shall give notice to the other parties to any Contract to which such amendment relates of the removal or addition of such Contract from Section 2.1(e) or Section 2.1(f) of the Seller Disclosure Schedule as applicable, within three (3) Business Days of the Buyer notifying the Seller of such amendment or such lesser time as is approved by the Bankruptcy Court.
(d) From and after the date of this Agreement until the Closing, subject to providing the Buyer with not less than five (5) Business Days prior written notice (“Contract Notice Period”), the Seller may move to reject any Contract which is not an Assumed Agreement or an Assumed Real Property Lease; provided, however, that the Buyer may, at any time during the Contract Notice Period, designate such Contract as an Assumed Agreement or an Assumed Real Property Lease in accordance with Section 2.5(b) and Seller shall not thereafter reject or seek to reject such Contract.
(e) As part of the Sale Motion (or, as necessary in one or more separate motions), the Selling Entities shall request that by virtue of a Selling Entity providing twenty-one (21) days’ notice of its intent to assume and assign any Contract, the Bankruptcy Court deem any non-debtor party to such Contract that does not file an objection with the Bankruptcy Court during such notice period to have given any required Consent to the assumption of the Contract by the Selling Entity and assignment to GNC Newco if, and to the extent that, pursuant to the Sale Order or other order of the Bankruptcy Court, the applicable Selling Entity is authorized to assume and assign the Contract to GNC Newco and GNC Newco is authorized to accept such Assumed Agreement or Assumed Real Property Lease pursuant to Section 365 of the Bankruptcy Code.
(f) In connection with the assumption and assignment to GNC Newco of any Assumed Agreement or Assumed Real Property Lease pursuant to this Section 2.5, the Buyer shall pay all of the cure amounts, as determined by the Bankruptcy Court, if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Agreements and the Assumed Real Property Leases, including any amounts payable to any landlord under any Assumed Real Property Lease that relates to the period prior to the Assumption Approval and any amounts required to satisfy state Tax claims related to the transfer of any Real Property Lease or Owned Real Property (such amounts, collectively, the “Cure Payments”); provided, that to the extent such Cure Payments are not made prior to Closing, all Liabilities related to such Cure Payments shall be assumed by GNC Newco at the Closing as Assumed Liabilities. No Selling Entity shall have any liability for such Cure Payments.
(g) The Seller shall use its commercially reasonable efforts to obtain an order of the Bankruptcy Court to assign the Assumed Agreements and the Assumed Real Property Leases to GNC Newco designated by the Seller (the “Assumption Approval”) on the terms set forth in this Section 2.5. In the event the Selling Entities are unable to assign any such Assumed Agreement or Assumed Real Property Lease to GNC Newco pursuant to an order of the Bankruptcy Court, then the Parties shall use commercially reasonable efforts prior to the Closing and for six (6) months following the Closing (or the remaining term of any such Assumed Agreement or Assumed Real Property Lease or the closing of the Bankruptcy Case, if shorter) to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assume and assign such Assumed

Agreement or Assumed Real Property Lease to GNC Newco; provided, however, that such commercially reasonable efforts shall not require Seller to pay any amount or incur any financial obligation to any Person unless the Buyer funds such amount.
(h) Notwithstanding the foregoing and without limited the Selling Entities’ obligations under Section 7.1, a Contract shall not be an Assumed Agreement or Assumed Real Property Lease hereunder and shall not be assigned to or assumed by GNC Newco to the extent that such Contract (i) is rejected by a Selling Entity or terminated by a Selling Entity or the other party thereto, or terminates or expires by its terms, prior to the Closing and is not continued or otherwise extended upon assumption or (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to GNC Newco of the Selling Entities’ rights under such Contract, if such Consent or Governmental Authorization has not been obtained prior to the Closing.
(i) From and after the date on which the Buyer is identified as the Successful Bidder until the Closing, the Selling Entities shall, and shall cause the Acquired Subsidiaries to, use commercially reasonable efforts to promptly terminate any Contract to which an Acquired Subsidiary is party at the written request of the Buyer.
Section 2.6 Consents to Certain Assignments.
(a) If (i) notwithstanding the applicable provisions of Sections 363 and 365 of the Bankruptcy Code and the Sale Order and the commercially reasonable efforts of the Selling Entities and Buyer pursuant to Section 2.5(g), any Consent or Governmental Authorization is not obtained prior to Closing and as a result thereof GNC Newco shall be prevented by a third party from receiving the rights and benefits with respect to a Purchased Asset intended to be transferred hereunder, or (ii) any Purchased Asset is not otherwise capable of sale and/or assignment (after giving effect to the Sale Order and the Bankruptcy Code), then, in any such case, the Seller shall, prior to the closing of the Bankruptcy Case and subject to any approval of the Bankruptcy Court that may be required and at the request of the Buyer, cooperate with Buyer in any lawful and commercially reasonable arrangement under which GNC Newco would, to the extent practicable, obtain (for no additional cost or consideration) the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer or any Buyer Designee, including GNC Newco; provided, that Seller’s cooperation obligations contemplated by this Section 2.6 shall not include any obligation by any Selling Entity or any of their respective Affiliates to pay money (advance or otherwise) to any third party or to incur out-of-pocket expenses unless Buyer funds such amounts. Buyer shall cooperate with the Selling Entities in order to enable the Selling Entities to provide to GNC Newco the benefits contemplated by this Section 2.6. The Selling Entities shall as promptly as practicable pay to the Buyer when received all monies received by the Selling Entities attributable to such Purchased Asset from and after the Closing Date and the Buyer shall promptly pay the Selling Entities for all reasonable and documented out-of-pocket costs incurred by the applicable Selling Entities associated with, arising or resulting from such arrangement.

(b) To the extent that GNC Newco has not obtained all of the Permits included in the Purchased Assets that are necessary for GNC Newco to take title to all of the Purchased Assets at the Closing and to operate all aspects of the Business as of immediately following the Closing in a substantially similar manner in all material respects as it was operated by the Selling Entities immediately prior to the Closing, the Selling Entities shall, to the extent permitted by applicable Laws, use commercially reasonable efforts to maintain after the Closing such Permits that the Buyer reasonably requests, at the Buyer’s sole expense, until the earlier of the time GNC Newco has obtained such Permits and six (6) months following the Closing (or the remaining term of any such Permit or the closing of the Bankruptcy Case, if shorter).
Section 2.7 Designation of Assets and Liabilities. At any time on or prior to the third (3rd) Business Day prior to the Bid Deadline (as defined in the Bidding Procedures Order), the Buyer may, in its sole discretion by written notice to the Seller, (a) designate any of the Purchased Assets as additional Excluded Assets, (b) designate any of the Excluded Assets as additional Purchased Assets, (c) designate any of the Operating Liabilities, Consumer Liabilities or Liabilities described in Section 2.3(e) (other than the NQDPs (subject to Section 7.10(f)) and The Key Employee Retention Plan approved pursuant to the Bankruptcy Court’s Order, dated July 20, 2020 [D.I. 470]) as additional Excluded Liabilities and (d) designate any of the Excluded Liabilities as additional Assumed Liabilities, which notice shall set forth in reasonable detail the assets or Liabilities so designated; provided, that (i) there shall be no increase or reduction in the Purchase Price in connection with any such designation by the Buyer, (ii) the assignment or transfer of such asset or liability shall have been effected pursuant to Section 2.5 and Section 2.6 hereof, as applicable, including, without limitation with any necessary prior Consent and (iii) the Buyer shall not be permitted to take any of the actions described in the foregoing clause (c) to the extent such action would result in any new or incremental Administrative Claim, Priority Tax Claim or Other Priority Claim (each, as defined in the Plan). Notwithstanding any other provision hereof, the Liabilities of the Selling Entities under or related to any Purchased Asset excluded under this paragraph shall constitute Excluded Liabilities.
Section 2.8 Wrong Pocket.
(a) During the six (6) month period following the Closing, if either Buyer or any Selling Entity becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to GNC Newco or that any right, property or asset forming part of the Excluded Assets has been transferred to GNC Newco, such Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable thereafter, use commercially reasonable efforts to cause such right, property or asset (and any related Liability) to be transferred at the expense of the Party that is seeking the assets to be transferred to it and with any necessary prior Consent, to (i) GNC Newco, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to GNC Newco at or in connection with the Closing, or (ii) the applicable Selling Entity, in the case of any right, property or asset not forming part of the Excluded Assets which was transferred to GNC Newco at the Closing.

(b) From and after the Closing, if either Buyer or any Selling Entity or any of their respective Affiliates receives any (i) funds or property that is, in the reasonable determination of the receiving Party, intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any other Transaction Document, the receiving Party shall promptly use commercially reasonable efforts to (A) notify and (B) forward such funds or property to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise) or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document that is, in the reasonable determination of the receiving Party, intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any other Transaction Document, the receiving Party shall promptly use commercially reasonable efforts to (A) notify and (B) forward such document or property to, the other Party.
(c) From and after the Closing, if either Buyer or any Selling Entity or any of their respective Affiliates pays any amount to any third party in satisfaction of any Liability of the other Party pursuant to the terms of this Agreement or any other Transaction Document, (i) the paying Party shall promptly notify the other Party of such payment and (ii) to the extent the paying Party is not obligated to make such payment pursuant to the terms of this Agreement or any other Transaction Document, the other Party shall promptly reimburse the paying Party for the amount so paid by the paying Party to such third party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement or any other Transaction Document or otherwise).
Section 2.9 Acquisition of Acquired GNC Equity Interests. At the Closing, immediately following the consummation of the transactions set forth in Section 2.1 and Section 2.3 (collectively, the “Asset and Liability Dropdown”), (i) all of the issued and outstanding equity interests of GNC Newco held by the Seller or its Affiliates shall be redeemed and canceled by GNC Newco for no consideration and (ii) concurrently with such redemption and cancellation, GNC Newco shall issue to ZT Biopharmaceutical LLC all of the equity interests in GNC Newco (such interests, the “Acquired GNC Equity Interests”) such that all outstanding equity interests of GNC Newco are owned by ZT Biopharmaceutical LLC, free and clear of all Encumbrances (other than Permitted Encumbrances) and together with all accrued rights and benefits attached thereto.
ARTICLE III   PURCHASE PRICE; DEPOSIT
Section 3.1 Purchase Price.
(a) The consideration for the Asset and Liability Dropdown shall be as follows:
(i) the issuance of an aggregate principal amount of Second Lien Loans pursuant to the Second Lien Documents equal to the Second Lien Loans Amount;

(ii) a cash amount equal to the Cash Purchase Price;
(iii) only if the Unsecured Creditor Consideration Trigger Event occurs, the Convertible Notes Issuance; and
(iv) the assumption of the Assumed Liabilities by execution of the Assignment and Assumption Agreement (such amounts in clauses (i), (ii) and (iii) collectively, the “Purchase Price”).
(b) The Buyer Financing Services shall be the consideration for the issuance of the Acquired GNC Equity Interests to ZT Biopharmaceutical LLC.
(c) On the Closing Date, the Buyer shall (i) pay or cause to be paid to GNC Corporation, a Selling Entity and designee of the Seller hereunder (“GNC Corporation”), by wire transfer of immediately available funds to an account or series of accounts designated by the Seller at least three (3) Business Days prior to the Closing, an amount or amounts in cash equal, in the aggregate, to the Cash Purchase Price and (ii) following the consummation of the transactions contemplated by Section 2.9, cause GNC Newco to issue to GNC Corporation the Second Lien Loans in accordance with Section 3.1(a)(i). Immediately following the receipt of the Cash Purchase Price, GNC Corporation hereby agrees to repay in full in cash on the Closing Date all DIP Obligations unless prohibited by the Bankruptcy Court.
(d) Promptly following the Closing, GNC Newco shall pay to the Buyer the Guarantee Fee in consideration for the Buyer Guarantee.
Section 3.2 Deposit Escrow.
(a) Concurrently with the execution of this Agreement, the Seller and the Buyer have entered into an escrow agreement substantially in the form of Exhibit E (the “Escrow Agreement”) with Prime Clerk LLC (the “Escrow Agent”). On or prior to August 11, 2020 the Buyer shall deposit into escrow with the Escrow Agent an amount equal to fifty-seven million dollars ($57,000,000) (such amount, together with any interest accrued thereon prior to the Closing Date, the “Deposit”) by wire transfer of immediately available funds pursuant to the terms of this Agreement and the Escrow Agreement. The Deposit shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any of the Parties. The Deposit shall become payable to the Seller upon the earlier of (i) the Closing, (ii) the termination of this Agreement by (x) the Seller pursuant to Section 9.1(f) (other than in the circumstances described in clause (iii) of this Section 3.2(a)) or Section 9.1(i) or (y) the Seller pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(d) or the Buyer pursuant to Section 9.1(b), Section 9.1(c), Section 9.1(e) or Section 9.1(j), in each case under this clause (y) at a time when the Seller could have terminated this Agreement pursuant to Section 9.1(f) (other than in the circumstances described in clause (iii) of this Section 3.2(a)) or Section 9.1(i) or (iii) the termination of this Agreement by the Seller pursuant to Section 9.1(f) at a time when all of the conditions to the Closing set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than those conditions that by their nature cannot be satisfied until the Closing) and Buyer breaches its obligation to effect the Closing pursuant to Article IV and satisfy its obligation to make the payments pursuant to Section 3.1(c) because of a Financing Failure Event or the failure to have received the proceeds of any Alternative Financing as contemplated by Section 7.8 (any such termination described in the foregoing clauses (ii)(x), (ii)(y) or (iii), a “Buyer Default Termination”); provided, that if (I) this Agreement is terminated pursuant to Section 9.1(i)(iv), (II) such termination resulted from a termination of the Vendor Agreement in accordance with its terms and (III) the primary cause of such termination of the Vendor Agreement is an uncured breach of the confidentiality provisions contained in the Vendor Agreement as a result of any action taken by the Selling Entities or any of their respective Subsidiaries, Affiliates, Representatives or creditors, then such termination shall not be a Buyer Default Termination for any purpose hereunder. If the Closing occurs, the Deposit shall be delivered to an account designated by the Seller by wire transfer of immediately available funds as payment of a portion of the Cash Purchase Price. If the Deposit becomes payable to the Seller by reason of a Buyer Default Termination, then either (A) the Seller and the Buyer shall jointly instruct the Escrow Agent to disburse the Deposit to the Seller or (B) the Seller or the Buyer shall deliver to the Escrow Agent a final and non-appealable written Order from a court of competent jurisdiction directing the Escrow Agent to disburse the Deposit to the Seller, in each case in accordance with the Escrow Agreement, and the Escrow Agent shall, within two (2) Business Days after receiving such joint written instruction or Order, as the case may be, disburse the Deposit to an account designated by the Seller by wire transfer of immediately available funds to the account designated in writing by the Seller to be retained by the Seller for its own account. If this Agreement or the transactions contemplated herein are terminated other than for a termination which constitutes a Buyer Default Termination, the Seller and the Buyer shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, within two (2) Business Days after such instruction, return to the Buyer the Deposit by wire transfer of immediately available funds to the account designated in writing. The Escrow Agent’s escrow fees and charges shall be paid by the Buyer.
(b) The Parties acknowledge and agree that the Seller’s entitlement to the Deposit under Section 3.2(a) will constitute liquidated damages (and not a penalty) and, if the Seller retains such amount, then notwithstanding anything to the contrary contained herein, such Deposit shall be the sole and exclusive remedy available to the Selling Entities and any other Person against the Buyer, its Subsidiaries and Affiliates and/or the Financing Sources in connection with this Agreement, the other Transaction Documents, the Debt Financing Documents and the transactions contemplated hereby or thereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of the Buyer, its Subsidiaries and Affiliates and/or the Financing Sources shall have any further Liability relating to or arising out of this Agreement, the other Transaction Documents, the Debt Financing Documents or the transactions contemplated hereby or thereby. For the avoidance of doubt, (i) under no circumstances shall the Seller or any of its Affiliates be entitled to monetary damages other than retention of the Deposit and (ii) while the Seller may pursue both a grant of specific performance in accordance with Section 10.13 and retaining the Deposit pursuant to this Section 3.2, under no circumstances shall Seller or any of its Affiliates be permitted or entitled to receive both a grant of specific performance and any money damages, including retention of all or any portion of the Deposit.

Section 3.3 Allocation. The Buyer shall, not later than forty-five (45) days after the Closing Date, prepare and deliver to the Seller an allocation of the Purchase Price (and the Assumed Liabilities and other relevant items, to the extent properly taken into account under the Code) among the Purchased Assets (the “Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any reasonable comments provided by the Seller to the Buyer under this Section 3.3 shall be considered by the Buyer in good faith. The Allocation shall be conclusive and binding on the Parties unless the Seller notifies Buyer in writing that the Seller objects to one or more items reflected in the Allocation, and specify the reasonable basis for such objection, within fifteen (15) days after delivery to the Seller of the Allocation. In the case of such an objection, the Seller and the Buyer shall negotiate in good faith to resolve any disputed items. Any resolution by the Seller and the Buyer shall be conclusive and binding on the parties once set forth in writing (any such conclusive and binding Allocation, the “Final Allocation”). If the Seller and the Buyer are unable to resolve all disputed items within fifteen (15) days after the delivery of the Seller’s written objection to the Buyer, each of the Buyer and the Seller may separately determine the allocation of the Purchase Price (and the Assumed Liabilities and other relevant items, to the extent properly taken into account under the Code) among the Purchased Assets, and there shall be no Final Allocation. The Parties agree to file all Tax Returns (including the filing of IRS Form 8594 with their U.S. federal income Tax Return for the taxable year that includes the date of the Closing) consistent with the Final Allocation unless otherwise required by applicable Law and shall act, in all respects pertaining to Tax matters and for all Tax purposes, consistent with the Final Allocation. None of the Parties or their respective Affiliates shall take any position in connection with Tax matters which is inconsistent with the Final Allocation. In the event that a Governmental Authority disputes the Final Allocation, the Party receiving notice of such dispute shall promptly notify the other Party hereto, and Seller and Buyer shall, and shall cause their Affiliates to, use their reasonable best efforts to defend such Final Allocation in any applicable proceeding. In administering the Bankruptcy Case, the Bankruptcy Court shall not be required to apply the Final Allocation in determining the manner in which the Purchase Price should be allocated as between the Selling Entities and their respective estates for non-tax purposes.
Section 3.4 Purchase Price Adjustment.
(a) At least three (3) Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Seller’s good faith estimate of (i) the Target Cash Amount, including the Closing Cure Payment Amount, (ii) the Company Cash, (iii) the Cash Reduction Amount, (iv) the Cash Purchase Price, (v) the Second Lien Loans Amount, (vi) the Excluded Cash and (vii) the Estimated TLB Cash Distribution Amount. During the period following the delivery of the Estimated Closing Statement and prior to the Closing Date, the Buyer shall have an opportunity to review the Estimated Closing Statement and provide comments to the Seller, and the Seller shall reasonably and in good faith consider the Buyer’s reasonable comments with respect thereto.

(b) On the Closing Date, immediately prior to the Closing, the Seller shall prepare, or cause to be prepared, and deliver a statement, as reviewed and confirmed by a third-party approved by the Buyer (which, for the avoidance of doubt, may be Seller’s chief financial officer or other Seller employee designated by Buyer), to the Buyer (the “Final Closing Statement”) setting forth in reasonable detail the Seller’s updated good faith estimate of (i) the Target Cash Amount, including the Closing Cure Payment Amount, (ii) the Company Cash, (iii) the Cash Reduction Amount, (iv) the Cash Purchase Price, (v) the Second Lien Loans Amount, (vi) the Excluded Cash and (vii) the Estimated TLB Cash Distribution Amount, which amounts shall be final for all purposes of this Agreement absent manifest error.
(c) Concurrently with final distributions under the Plan, the Buyer hereby directs the Seller to pay, and the Seller shall, on behalf of Buyer, pay or cause to be paid, to GLAS Trust Company LLC, as administrative agent under the Second Lien Credit Agreement (or any successor administrative agent), an aggregate amount in cash equal to the Effective Date True-Up Amount as a prepayment of the amount of outstanding Second Lien Loans in accordance with the Second Lien Documents.
(d) Not less than three (3) Business Days prior to the Effective Date, the Seller shall deliver to the Buyer a written notice of (i) the actual cash distributions made and to be made by the Selling Entities to the holders of Allowed Tranche B-2 Term Loan Claims and the holders of TLB Allowed DIP Term Roll-Up Loan Claims (each as defined in the Plan) in respect of such Allowed Tranche B-2 Term Loan Claims and the holders of TLB Allowed DIP Term Roll-Up Loan Claims (the “Actual TLB Distribution Amount”), (ii) the aggregate amount of interest paid or accrued from the Closing Date through the Effective Date pursuant to the Debtor-in-Possession Term Loan Credit Agreement, dated as of June 26, 2020, among GNC Corporation, General Nutrition Centers, Inc., GLAS Trust Company, LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time (the “DIP Term Loan Interest Amount”) and the cash amount to be distributed or paid in settlement to the holders of General Unsecured Claims, Convertible Unsecured Notes Claims, or Tranche B-2 Term Loan Deficiency Claims (each, as defined in the Plan) in excess of $5,000,000 (such amount in excess of $5,000,000 and the DIP Term Loan Interest Amount, taken together with the Actual TLB Distribution Amount, the “Adjusted TLB Distribution Amount”). Concurrently with the final distributions under the Plan, the Buyer shall cause GNC Newco to issue to the Seller or, at the Seller’s written direction, to the holders of Allowed Tranche B-2 Term Loan Claims, new Second Lien Loans in an aggregate principal amount equal to the lesser of (i) $12,000,000 and (ii) (x) $410 million minus (y) the aggregate principal amount of Second Lien Loans issued pursuant to Section 3.1(c)(ii) minus (z) the Adjusted TLB Distribution Amount. If the resulting amount in the immediately preceding clause (ii) is a negative number, then concurrently with and as part of the final distribution under the Plan, Seller shall cause Second Lien Loans in the aggregate principal amount equal to the absolute amount of such negative number to be distributed to GNC Newco and not the holders of Allowed Tranche B-2 Term Loan Claims and GNC Newco agrees to cancel such Second Lien Loans upon receipt thereof.
ARTICLE IV   THE CLOSING

Section 4.1 Time and Place of the Closing. Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions contained in Article VIII of this Agreement, the closing of the Asset and Liability Dropdown and the issuance of the Acquired GNC Equity Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 330 N. Wabash Avenue, Suite 2800, Chicago, Illinois 60611, at 8:00 a.m. (central time) no later than the third (3rd) Business Day following the date on which the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at or prior to the Closing), or at such other place and time as the Buyer and the Seller may mutually agree; provided, that the Closing shall not take place on a Monday. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
Section 4.2 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered the following to the Buyer:
(a) the Bill of Sale, duly executed by the Selling Entities, GNC Newco and GNC Canada Newco;
(b) the Assignment and Assumption Agreement, duly executed by the Selling Entities, GNC Newco and GNC Canada Newco;
(c) the IP Assignment Agreement, duly executed by the applicable Selling Entities, GNC Newco and GNC Canada Newco;
(d) Deeds with respect to all Owned Real Property, duly executed by the applicable Selling Entities;
(e) a copy of the Sale Order as entered by the Bankruptcy Court;
(f) a copy of the Canadian Sale Approval and Vesting Order as granted by the Canadian Court;
(g) the certificate contemplated by Section 8.2(c);
(h) a properly executed certificate of non-foreign status prepared in accordance with Treasury Regulations Section 1.1445-2(b) from each Selling Entity (other than the Canadian Seller); and
(i) certificates representing all of the Equity Interests, duly endorsed (or accompanied by duly executed stock or similar powers) by the Selling Entity owning such Equity Interests in blank or for transfer to GNC Newco, if such Equity Interests are certificated, or other appropriate instruments necessary to transfer such Equity Interests to GNC Newco; and
(j) all instruments necessary to issue the Acquired GNC Equity Interests to Buyer or the applicable Buyer Designee.

Section 4.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered the following to the Seller:
(a) the Cash Purchase Price, payable in accordance with Section 3.1(c);
(b) the Second Lien Loans in an aggregate principal amount equal to the Second Lien Loans Amount pursuant to the Second Lien Documents, in each case duly executed by all parties thereto other than the Seller; and
(c) the certificate contemplated by Section 8.3(c).
ARTICLE V   REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES
Except (a) as set forth in the disclosure schedule delivered by Seller to Buyer (the “Seller Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article V to which the information in such schedule relates; provided, however, that, disclosure in the Seller Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Article V to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent from the face of such disclosure that such disclosure relates to such other sections), (b) as otherwise set forth in the Seller SEC Documents filed and publicly available at least two (2) Business Days prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Seller SEC Documents and any other disclosures included therein to the extent they are predictive or forward-looking in nature), and (c) such exceptions that result from the filing and commencement of the Bankruptcy Case and the CCAA Proceedings, each Selling Entity hereby represents and warrants to Buyer as follows:
Section 5.1 Organization, Standing and Corporate Power. Each Selling Entity and each Acquired Subsidiary is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each Selling Entity is duly licensed or qualified to do business as currently conducted in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Acquired Subsidiary is in violation of any of the provisions of its organizational or governing documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.2 Subsidiaries. Section 5.2 of the Seller Disclosure Schedule identifies (i) each Acquired Subsidiary, its jurisdiction of formation, and all owners of equity interests of each such Subsidiary and the number or percentage of equity interests owned by each such owner and (ii) all equity interests that are owned directly or indirectly by Seller of Persons who are not direct or indirect Subsidiaries of the Seller. All of the equity interests set forth on Section 5.2 of the Seller Disclosure Schedule are owned directly or indirectly by Seller or a Selling Entity that is wholly owned by Seller. Neither the Seller nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person other than the other Selling Entities or the Acquired Subsidiaries set forth in Section 5.2 of the Seller Disclosure Schedule.
Section 5.3 Authority; Execution and Delivery; Enforceability. Subject to the applicable provisions of the Bankruptcy Code and, in the case of the Canadian Seller, to the applicable provisions of the CCAA and the issuance of the Canadian Bidding Procedures Order, each of the Selling Entities has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform and comply with each of its obligations hereunder and thereunder and, upon entry and effectiveness of the Sale Order and, in the case of the Canadian Seller, the Canadian Sale Approval and Vesting Order, in accordance with the terms hereof, will have all necessary corporate or similar authority to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which any Selling Entity is a party, the performance and compliance by the Selling Entities with each of their obligations herein and therein, and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate or other action on the part of the Selling Entities, and no other corporate or other Proceedings on the part of the Selling Entities and no other stockholder votes are necessary to authorize the execution of this Agreement or the other Transaction Documents, or the performance or consummation by the Selling Entities of the transactions contemplated hereby or thereby. Each Selling Entity has duly and validly executed and delivered this Agreement and will (as of the Closing) duly and validly execute and deliver the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the Buyer and each applicable Buyer Designee of this Agreement and the other Transaction Documents to which it is party, and by the other parties to the Transaction Documents, this Agreement constitutes and the other Transaction Documents will constitute (as of the Closing) legal, valid and binding obligations of each Selling Entity, enforceable against such Selling Entity in accordance with its terms, subject in all cases to (a) the entry and effectiveness of the Sale Order and, in the case of the Canadian Seller, the Canadian Sale Approval and Vesting Order and (b) limitations imposed by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
Section 5.4 No Conflicts.
(a) The authorization, execution and delivery of this Agreement and the other Transaction Documents does not and will not, and the performance by the Selling Entities of this Agreement and the other Transaction Documents will not, except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Case or the CCAA Proceedings and except for the entry and effectiveness of the Sale Order, the Canadian Bidding Procedures Order or the Canadian Sale Approval and Vesting Order, with or without notice, lapse of time or both, (i) conflict with, result in breach or violation of, constitute a default under, or contravene, any provision of any Selling Entity’s organizational or governing documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained and all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with, result in breach or violation of, constitute a default under, or contravene, any Law, Permit or Order applicable to any Selling Entity or by which any property or asset of any Selling Entity is bound or affected or (iii) except as set forth in Section 5.4(a) of the Seller Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or constitute, give rise to or result in the creation of a Encumbrance on any Purchased Assets pursuant to, any Contract or Permit to which any Selling Entity is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Assuming the accuracy of the representations and warranties of Buyer and/or the applicable Buyer Designees in Section 6.3(a), the execution, delivery and performance by the Selling Entities of this Agreement and the other Transaction Documents does not and will not, and the consummation by the Selling Entities of the transactions contemplated hereby and thereby and compliance by the Selling Entities with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) compliance with any applicable requirements under the under the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) the entry of the Sale Order by the Bankruptcy Court and, in the case of the Canadian Seller, the entry of the Canadian Sale Approval and Vesting Order and (iv) such other Consents and filings where the failure to obtain such Consents or make such filings would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 5.5 Legal Proceedings and Orders. Except as would not reasonably be expected to have a Material Adverse Effect or as described in Section 5.5 of the Seller Disclosure Schedule, (i) other than in connection with the Bankruptcy Case or the CCAA Proceedings, there is no pending or, to the Knowledge of Seller, threatened action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority, arbitrator, arbitration panel or any other Person (each a “Proceeding”) against or affecting the Seller or any of its Subsidiaries, or any of their respective properties, assets or rights, and (ii) no Person has commenced or threatened in writing to commence any Proceeding (a) that relates to and would reasonably be expected to materially and adversely affect any of the Purchased Assets, (b) against or involving any of the Acquired Subsidiaries, or (c) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement. To the Knowledge of Seller, except as described in Section 5.5 of the Seller Disclosure Schedule, there is no material Order to which any of the Selling Entities, any of the Purchased Assets or any of the Acquired Subsidiaries is subject.
Section 5.6 Permits.
(a) Except as set forth in Section 5.6 of the Seller Disclosure Schedule, each of the Selling Entities and each Acquired Subsidiary, has all material federal, state, provincial, local and foreign governmental licenses, franchises, permits, certificates, registrations, consents, certificates, rights, agreements, approvals, orders, exemptions, billing, qualifications and authorizations (“Permits”) necessary for the conduct of their business and the lawful ownership and use of their properties and assets, as presently conducted and used, and each of the Permits (i) was, to the Knowledge of Seller, duly granted by the appropriate granting authority, (ii) is fully and unconditionally vested in the applicable Selling Entity or Acquired Subsidiary, (iii) is legal, valid, subsisting and in full force and effect in accordance with its terms and (iv) has not been sold, transferred, alienated, leased or encumbered, and no other Person has the right to use such Permit or enjoy ownership or possession of such Permit, and no such right to use, enjoy ownership or possession of such Permit has been restricted, transferred or surrendered since the initial award thereof, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except as set forth in Section 5.6 of the Seller Disclosure Schedule, other than in connection with or as a result of the Bankruptcy Case or the CCAA Proceedings, (i) the operation of the Selling Entities and each Acquired Subsidiary as currently conducted is not, and has not been since January 1, 2018, in violation of, nor is any Selling Entity or any Acquired Subsidiary in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing current or future obligations or costs on the Selling Entities or any Acquired Subsidiary), except for such default or violation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect and (iii) there are no actions pending or, to the Knowledge of Seller, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 5.7 Compliance with Law. Each of the Selling Entities and the Acquired Subsidiaries is in compliance and since January 1, 2018 has been in compliance with all Laws and Orders relating to the Purchased Assets (including the use thereof) and the conduct of the Business, except (a) for such past noncompliance as has been remedied and imposes no continuing current or future obligations or costs on such Selling Entity or such Acquired Subsidiary (as applicable), (b) as would not reasonably be expected to result in a Material Adverse Effect or (c) except as set forth in Section 5.7 of the Seller Disclosure Schedule. To the Knowledge of Seller and except as would not reasonably be expected to be material to the

Selling Entities and the Acquired Subsidiaries, taken as a whole, no investigation related to any of the Selling Entities or Acquired Subsidiaries that is being conducted by any Governmental Authority. None of the Selling Entities nor any Acquired Subsidiary has received any written citation, complaint, Order, or other communication since January 1, 2018 from a Governmental Authority that alleges that such Selling Entity or such Acquired Subsidiary is not in compliance with any Law or Order, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.
Section 5.8 Absence of Certain Developments. Since the Balance Sheet Date (a) there has not occurred a Material Adverse Effect and (b) except as set forth in Section 5.8 of the Seller Disclosure Schedule and other than in connection with the Bankruptcy Case or the CCAA Proceedings, the Business been conducted in all material respects in the ordinary course.
Section 5.9 Seller SEC Documents; Financial Statements.
(a) Seller has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Seller with the SEC under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since January 1, 2018 (collectively, the “Seller SEC Documents”).
(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Seller SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Seller SEC Documents.
(c) The consolidated financial statements of the Seller included in the Seller SEC Documents (including, in each case, any notes or schedules thereto) (the “Seller Financial Statements”) fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Seller and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Seller Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Seller Financial Statements, to normal year-end adjustments, which adjustments are not material individually or in the aggregate, and the absence of notes and other presentation items.
(d) Seller has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Seller’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Seller’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Seller’s management has completed an assessment of the effectiveness of Seller’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Seller SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Seller’s management’s most recently completed evaluation of Seller’s internal control over financial reporting, (i) Seller had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of Seller, there have been no instances of any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting. As of the date of this Agreement, to the Knowledge of Seller, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(e) Seller and its Subsidiaries do not have any Liabilities required by GAAP to be reflected or reserved on a consolidated balance sheet of Seller (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Seller Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Seller Financial Statements (the “Balance Sheet Date”), (iii) for liabilities and obligations arising out of or in connection with this Agreement or the other Transaction Documents, the transactions contemplated hereby or thereby or disclosed in Section 5.9(e) of the Seller Disclosure Schedule, (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, or (v) Liabilities that will be or are Liabilities of the Selling Entities as debtors in the Bankruptcy Case or, in the case of the Canadian Seller, the CCAA Proceedings, and that will not result in any Encumbrance (other than a Permitted Encumbrance) on the Purchased Assets following the entry of the Sale Order or the Canadian Sale Approval and Vesting Order.
(f) To the Knowledge of Seller, there are no SEC investigations or other governmental investigations pending or threatened regarding any accounting practices of the Seller or its Subsidiaries.
Section 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) end of service or severance, termination protection, retirement, pension, profit sharing, deferred compensation, phantom, equity or equity-based, health or welfare, employment, independent contractor, vacation, change in control, transaction, retention, bonus or other incentive, fringe benefit, paid time off or similar plan, agreement, arrangement, program or policy, or (iii) other plan, Contract, policy or arrangement providing compensation or benefits, in each case whether or not written, in the case of clauses (i)-(iii), that is sponsored, maintained, administered, contributed to or entered into by any Selling Entity or any Acquired Subsidiary, for the benefit of any of its current or former directors, officers, employees or individual independent contractors (each, a “Service Provider”), or for which any Acquired Subsidiary has any direct or indirect liability (the “Seller Compensation and Benefit Programs”). No Seller Compensation and Benefit Program that is subject to Laws of any jurisdiction other than the United States is a defined benefit pension plan.
(b) With respect to each Assumed Compensation and Benefit Program, Seller has made available to Buyer, as of the date hereof, or as reasonably practicable thereafter but in any event no later than thirty (30) days following the date hereof, to the extent applicable, true, correct and complete copies of (1) the Assumed Compensation and Benefit Program document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (2) a written description of such Assumed Compensation and Benefit Program if such plan is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (4) the most recent IRS determination or opinion letter, (5) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (6) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last two (2) years with respect to such Assumed Compensation and Benefit Program.
(c) Each Assumed Compensation and Benefit Program has been administered in accordance with its terms and all applicable Laws in all material respects, including ERISA and the Code. No material Proceeding has been brought, or to the Knowledge of Seller is threatened, against or with respect to any Assumed Compensation and Benefit Program, including any audit or inquiry by any Governmental Authority, including the IRS or United States Department of Labor (other than routine claims for benefits) . With respect to Assumed Compensation and Benefit Programs, no event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances which could subject any Selling Entity or any Acquired Subsidiaries to any material Tax, lien, fine or penalty under ERISA, the Code or other applicable Laws.
(d) Each Assumed Compensation and Benefit Program that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination, opinion or advisory letter from the IRS regarding its tax-qualified status, and to the Knowledge of Seller, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Assumed Compensation and Benefit Program or the exempt status of any such trust.
(e) Neither the Selling Entities or the Acquired Subsidiaries nor any trade or business that, together with any Selling Entity or Acquired Subsidiary, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) or other applicable Laws maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to or sponsored), or otherwise has any liability in respect of, a multiemployer plan as defined in Section 3(37) of ERISA or plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or other applicable Laws and no condition exists that presents a risk to Seller or any ERISA Affiliate of incurring any liability in respect of any such plan. No Seller Compensation and Benefit Program provides post-employment health or welfare benefits for any current or former director, officer, employee or individual independent contractor of any Selling Entity or any Acquired Subsidiary (or their dependents), in any jurisdiction, other than as required under Section 4980B of the Code and at the participant’s sole expense.
(f) No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment), by any employee, officer, director or other Person with respect to any Selling Entity or any Acquired Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Seller Compensation and Benefit Program would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Seller Compensation and Benefit Program provides for the gross-up or reimbursement of Taxes under Section 4999 or Section 409A of the Code or otherwise.
(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any material increase, payment or funding of compensation or benefits under any of the Seller Compensation and Benefit Programs, (iii) directly or indirectly cause the transfer or the set aside of any assets to fund any benefits under any Assumed Compensation and Benefit Program, (iv) otherwise give rise to any material liability under any Assumed Compensation and Benefit Program, or (iv) result in any forgiveness of indebtedness, trigger any funding obligations under any Assumed Compensation and Benefit Program or limit or restrict the right of any Selling Entity or any Acquired Subsidiary to merge, materially amend, terminate or transfer the assets of any Assumed Compensation and Benefit Program.
(h) Each Assumed Compensation and Benefit Program is maintained outside the jurisdiction of the United States complies in all material respects with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 5.11 Employee and Labor Matters.
(a) None of the Selling Entities or any Acquired Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with a Union. No Employee is represented by a Union. To the Knowledge of Seller, there are no Union organizing activities or demands of any Union for recognition or certification pending or threatened against any Selling Entity or any of the Acquired Subsidiaries, and there have been no such activities or demands for the past three (3) years. No petition has been filed or proceedings instituted by an Employee or group of Employees with any labor relations board seeking recognition of a bargaining representative. There is not presently, and for the past three (3) years there has not been, any collective labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against or affecting any Selling Entity or any of the Acquired Subsidiaries. There is no unfair labor practice charge or complaint against any Selling Entity or Acquired Subsidiary pending or threatened before the National Labor Relations Board or any other labor relations tribunal or Governmental Authority.
(b) The Selling Entities and the Acquired Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, classification of employees and independent contractors, child labor, immigration and work authorizations, employment discrimination, harassment and retaliation, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance.
Section 5.12 Contracts.
(a) Except as set forth in Section 5.12(a) of the Seller Disclosure Schedule or in the Seller SEC Documents, no Selling Entity nor any of the Acquired Subsidiaries is a party to any of the following Contracts (each, a “Material Contract”):
(i) any Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of $250,000 per annum that is not terminable by such Selling Entity or Acquired Subsidiary upon notice of sixty (60) days or less for a cost of $250,000 or less;
(ii) any material license of any material Intellectual Property that involves payments (by or to any Selling Entity or Acquired Subsidiary) in excess of $200,000 per annum and is not terminable by such Selling Entity or Acquired Subsidiary upon notice of sixty (60) days or less for a cost of $200,000 or less (other than licenses of commercially available, off-the-shelf software and other than licenses entered into in the ordinary course of business);
(iii) any Contract or group of related Contracts with the same party for the purchase of products or services, in either case, under which the aggregate undelivered balance of such products and services has a selling price in excess of $1,000,000 and which is not terminable by such Selling Entity or Acquired Subsidiary upon notice of sixty (60) days or less for a cost of $1,000,000 or less (other than purchase orders entered into in the ordinary course of business);
(iv) any Contract that materially prohibits any Selling Entity or Acquired Subsidiary from freely engaging in business anywhere in the world;
(v) any Contract relating to any acquisition or disposition by such Selling Entity or Acquired Subsidiary of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which such Selling Entity or Acquired Subsidiary has an outstanding obligation to pay purchase price in excess of $1,000,000;
(vi) any material joint venture or partnership Contract;
(vii) any Real Property Lease;
(viii) any Contract (other than a Seller Compensation and Benefit Program) under which the Acquired Subsidiaries or any Selling Entity is expected to receive or pay in excess of $500,000 in the twelve (12) month period ending December 31, 2019; or
(ix) any Contract to enter into any of the foregoing.
(b) Each Material Contract is a valid and binding obligation of each Selling Entity or Acquired Subsidiary party thereto, as applicable, and, to the Knowledge of Seller, the other parties thereto, enforceable against each of them in accordance with its terms, except, in each case, (i) as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity, (ii) as set forth in Section 5.12(b) of the Seller Disclosure Schedule, or (iii) as would not reasonably be expected to result in a Material Adverse Effect.
(c) To the Knowledge of Seller, no event has occurred, is pending or threatened which, after the giving of notice, lapse of time or otherwise, would constitute a material breach, violation or default by any Selling Entity or Acquired Subsidiary or, to the Knowledge of Seller, any other Person, or would permit acceleration, termination or material modification, and none of the Selling Entities and Acquired Subsidiaries has waived any material rights under any Material Contracts, except, in each case, (i) as a result of the Bankruptcy Case or the CCAA Proceedings, (ii) as would not reasonably be expected to have a Material Adverse Effect, (iii) as set forth in Section 5.12(c) of the Seller Disclosure Schedule, (iv) as may be cured upon entry of the Sale Order and/or the Canadian Approval and Vesting Order and payment of the Cure Payments, or (v) for Contracts that will be rejected in the Bankruptcy Case.
Section 5.13 Intellectual Property; Information Technology; Privacy.

(a) Section 5.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all (i) Registered IP and (ii) domain names included in the Business IP, in each case, listing for each entry (as applicable), the legal and beneficial owner(s) or registrant(s), applicable title or mark, applicable jurisdiction(s), and registration and application number(s) and date(s). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Selling Entities and the Acquired Subsidiaries own or possess rights to use all Intellectual Property, Intellectual Property Rights and IT Systems used in or necessary for the conduct of their respective businesses as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) the Business IP constitutes all Intellectual Property and Intellectual Property Rights owned by Seller or any of its Subsidiaries, and (ii) subject to Section 2.6, the Business IP together with all Intellectual Property, Intellectual Property Rights, and IT Systems licensed or made available to the Selling Entities pursuant to the Assumed Agreements include all of the Intellectual Property, Intellectual Property Rights, and IT Systems necessary and sufficient to enable Buyer and the Buyer Designees to conduct the Business from and after Closing in substantially the same manner and to substantially the same extent currently conducted by the Seller and its Subsidiaries.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the execution and delivery of this Agreement or the other Transaction Documents, nor the performance of this Agreement or any other Transaction Document, nor the consummation of the Transactions, will result in (i) the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of any Selling Entity or Acquired Subsidiary in any Intellectual Property or Intellectual Property Rights or (ii) the grant, assignment or transfer to any other Person of any license, immunity, covenant not to assert or compete, or other right, title, or interest in, to or under any Business IP.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Registered IP (including applications therefor) is subsisting, unexpired, and to the Knowledge of Seller, valid and enforceable. All actions required to keep such rights pending or in effect, including payment of filing, examination, annuity and maintenance fees and filing for renewals, statements of use and other similar actions, have been taken in a timely manner (taking into account any applicable grade periods) and except as disclosed in Section 5.13(c) of the Seller Disclosure Schedule, no such filings, payments, or other actions must be made, paid, or taken within ninety (90) days following the Closing Date. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Registered IP is involved in any opposition, cancellation, nullity, reissue, reexamination or other proceeding or action challenging the validity, enforceability or ownership of such Registered IP. Seller and the Acquired Subsidiaries possess and exclusively own (and immediately after Closing, Buyer or a Buyer Designee will possess and exclusively own) all right, title, and interest in and to all GNC Names and Marks and all other Business IP free and clear of all Encumbrances (other than Permitted Encumbrances) or

Orders restricting the use thereof, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither of the Selling Entities nor any of the Acquired Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property Rights of any Person, nor have any of the Selling Entities nor any of the Acquired Subsidiaries entered into any agreement that impairs or restricts the use of any Business IP. Except as would not reasonably be expected to have a Material Adverse Effect, there is no Proceeding pending (or to the Knowledge of Seller, threatened) and neither Seller nor any of its Subsidiaries has received any charge, complaint, claim, demand, or notice since January 1, 2018 (or earlier, if presently not fully resolved) alleging: either (i) any such infringement, misappropriation, dilution, or violation (including any claim that any Selling Entity or Acquired Subsidiary must license or refrain from using any Intellectual Property Rights of any Person) or (ii) challenging the use, validity, ownership, or enforceability of any Business IP. To the Knowledge of Seller, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Business IP. Neither any Selling Entity nor any Acquired Subsidiary has made or asserted any charge, complaint, claim, demand or notice since January 1, 2018 (or earlier, if presently not fully resolved) alleging any such infringement, misappropriation, dilution, or violation.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Business IP that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance and all use or disclosure of any such Business IP by or to any Person has been pursuant to the terms of non-disclosure or confidentiality agreements between such Person and Seller or one of its Subsidiaries and to the Knowledge of Seller, there has been no unauthorized use or disclosure of any Business IP. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Seller and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property or Intellectual Property Rights for such entities have entered into valid and binding proprietary rights agreements with Seller or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property or Intellectual Property Rights in Seller or one of its Subsidiaries.
(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the IT Systems operate and perform as required for the conduct of the Business and in accordance with their documentation and functional specifications and otherwise as required by the Selling Entities and the Acquired Subsidiaries and have not materially malfunctioned or failed in the last three (3) years. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Selling Entities and the Acquired Subsidiaries have implemented, and required that their third party vendors implement, commercially reasonable policies and security (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of Personal Information, and business proprietary or sensitive information, in its possession, custody, or control, or held or processed on its behalf, and (b) regarding the integrity and availability of the IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are free from malicious software, hardware, or any other implement designed to disrupt, damage, or gain unauthorized access to any software or hardware, and (ii) there has been no breach of or unauthorized access to the IT Systems, which impacted the confidentiality, integrity and availability of the IT Systems or resulted in the unauthorized access, modification, encryption, corruption, disclosure, transfer, use, or misappropriation of, any information contained therein.
(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, all Handling of Personal Information by the Selling Entities and the Acquired Subsidiaries is in compliance with all Laws applicable to the Selling Entities and the Acquired Subsidiaries and with the Selling Entities’ and the Acquired Subsidiaries; Contracts and privacy policies. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Selling Entities and the Acquired Subsidiaries have not received any written notice of any claims, investigations, or alleged violations of law, regulation, or contract with respect to Personal Information or information security-related incidents, nor have such entities notified in writing, or been required by applicable law, regulation, or contract to notify in writing, any person or entity of any incidents relating to Personal Information or information security. The Selling Entities and the Acquired Subsidiaries have implemented, and required that their third party vendors implement written policies and procedures regarding Handling of Personal Information and maintain administrative, technical and physical safeguards that are reasonable and, in any event, in compliance with all applicable Laws and the Selling Entities’ and the Acquired Subsidiaries’ Contracts, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.
Section 5.14 Taxes. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) all Tax Returns relating to the Business or the Purchased Assets that are required by applicable Law to be filed by or with respect to any Selling Entity or any Acquired Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;
(b) each of the Selling Entities and the Acquired Subsidiaries has timely paid all Taxes relating to the Business or the Purchased Assets due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party, other than Taxes not due as of the date of the filing of the Bankruptcy Case and the CCAA Proceedings as to which subsequent payment was not required by reason of the Bankruptcy Cases and the CCAA Proceedings or Taxes that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Selling Entities and the Acquired Subsidiaries;
(c) no deficiencies for Taxes relating to the Business or the Purchased Assets have been claimed, proposed or assessed by any Governmental Authority in writing against the Selling Entities and the Acquired Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn or adequately reserved for in accordance with GAAP on the financial statements of the Selling Entities and the Acquired Subsidiaries;
(d) there are no audits, examinations, investigations or other proceedings ongoing or pending against or with respect to the Selling Entities or any of the Acquired Subsidiaries with respect to any Taxes relating to the Business or the Purchased Assets and no written notification has been received by the Selling Entities or any of the Acquired Subsidiaries that such an audit, examination, investigation or other proceeding has been proposed or, to the Knowledge of Seller, threatened;
(e) none of the Acquired Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;
(f) none of the Acquired Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements, in each case, that are not primarily related to Taxes);
(g) within the past six (6) years, none of the Acquired Subsidiaries have been a member of a consolidated Tax group other than a group of which the Selling Entities or any of the Acquired Subsidiaries has been the common parent;
(h) there are no Encumbrances for Taxes relating to the Business or the Purchased Assets upon any property or assets of the Selling Entities or the Acquired Subsidiaries , except for Permitted Encumbrances; and
(i) none of the Acquired Subsidiaries has entered into any “listed transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
Section 5.15 Insurance. The Selling Entities and the Acquired Subsidiaries are insured by reputable institutions with policies in such amounts and with such deductibles and covering such risks as such Selling Entities and Acquired Subsidiaries reasonably believe are generally deemed adequate and customary for their respective industries. All premiums due and payable under the policies have been timely paid as of the date of this agreement and will be timely paid through the Closing Date. No Selling Entity nor any Acquired Subsidiary has been denied in writing any insurance coverage for which it has applied, except as would not have, and would not reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Selling Entities and Acquired Subsidiaries carries director and officer insurance with customary coverage limits for a company of its size.
Section 5.16 Title to Assets; Real Property.
(a) The Selling Entities and the Acquired Subsidiaries have good and valid title to, or have good and valid leasehold interests in, all tangible personal property that is included in the Business (other than the Excluded Assets), free and clear of all Encumbrances other than Permitted Encumbrances, except (i) to the extent that such Encumbrances will not be enforceable against such tangible personal property following the Closing in accordance with the Sale Order or the Canadian Sale Approval and Vesting Order, (ii) as set forth in Section 5.16(a) of the Seller Disclosure Schedule or (iii) as would not reasonably be expected to result in a Material Adverse Effect.
(b) Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) a Selling Entity owns fee simple title to the Owned Real Property and (ii) a Selling Entity or an Acquired Subsidiary, as applicable, has valid leasehold interests in the real property leased pursuant to the Real Property Leases and the real property leased by the Acquired Subsidiaries (together, the “Seller Properties”), in each case sufficient to conduct the Business as currently conducted and free and clear of all Encumbrances (other than Permitted Encumbrances and except to the extent that such Encumbrances will not be enforceable against the Owned Real Property or the Real Property Leases following the Closing in accordance with the Sale Order or the Canadian Sale Approval and Vesting Order), assuming the timely discharge of all obligations owing under or related to the Seller Properties.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Selling Entities nor any Acquired Subsidiaries has received written notice of any Proceedings in eminent domain, expropriation, condemnation or other similar Proceedings that are pending, and, to the Seller’s Knowledge, there are no such Proceedings threatened, affecting any portion of the Owned Real Property.
Section 5.17 Environmental Matters.
(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Selling Entity and each Acquired Subsidiary (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Laws relating to pollution, natural resources, Hazardous Materials, or the protection of the environment or to occupational health and safety (“Environmental Laws”), (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

(b) Except as has not had or would not reasonably be expected to result in material liability for any Selling Entity or any of the Acquired Subsidiaries under Environmental Laws: (i) there are no Environmental Claims pending nor, to the Knowledge of Seller, threatened against any Selling Entity or any of the Acquired Subsidiaries; and (ii) none of the Selling Entities or any of the Acquired Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release regarding any Hazardous Materials, the subject matter of which has not been resolved.
(c) None of the Selling Entities or any of the Acquired Subsidiaries has any material unresolved obligations pursuant to any consent decree or consent order or is otherwise subject to any material unresolved obligations pursuant to any judgment, decree, or judicial or administrative order, in each case, relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of Seller, threatened with respect thereto.
(d) Neither the Selling Entity nor any Acquired Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials except in compliance in all material respects with Environmental Laws.
Section 5.18 Brokers. Except for Evercore Group, L.L.C. or as set forth in Section 5.18 of the Seller Disclosure Schedule, none of the Selling Entities and Acquired Subsidiaries have used any investment banker, broker, finder, agent or other Person in connection with the Transactions, and no Person is entitled to any investment banker, brokerage, financial advisory, finder’s or other similar fee or commission payable by any Selling Entity or Acquired Subsidiary in connection with the transactions contemplated by this Agreement.
Section 5.19 Investment Company Act. No Selling Entity nor any Acquired Subsidiary is, and immediately following the Closing will not be, an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.
Section 5.20 Foreign Corrupt Practices Act. Except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no Selling Entity or Acquired Subsidiary or, to the Seller’s Knowledge, any director, officer, agent, employee or other person acting on behalf of such Selling Entity or Acquired Subsidiary has during the past three (3) years, in the course of its actions for, or on behalf of, such Selling Entity or Acquired Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
Section 5.21 OFAC; Anticorruption Laws.
(a) Except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no Selling Entity or Acquired Subsidiary or, to the Knowledge of Seller, any director, officer, or employee acting on behalf of such Selling Entity or Acquired Subsidiary, is currently, or during the past three (3) years has been, subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Selling Entities will not directly or indirectly use the proceeds herefrom, or lend, contribute or otherwise make available such proceeds to any Subsidiary or any joint venture partner or other Person, for the purpose of financing the activities of or business with any Person, or in any country or territory, that currently is subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any Person (including any Person participating in the Transactions whether as underwriter, advisor, investor or otherwise) of U.S. sanctions administered by OFAC.
(b) The Selling Entities and the Acquired Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Selling Entities and the Acquired Subsidiaries and their respective directors, officers, employees and agents with Anticorruption Laws.  The Selling Entities, the Acquired Subsidiaries and their respective officers and employees and, to the Knowledge of Seller, their respective directors and agents, are in compliance with Anticorruption Laws in all material respects.
Section 5.22 Material Customers and Material Suppliers.
(a) Concurrently with the execution of this Agreement, the Buyer has been provided with a complete and accurate list of the ten (10) largest customers (measured by revenue) of the Selling Entities and the Acquired Subsidiaries, taken as a whole (collectively, the “Material Customers”) for the twelve (12) month period ended December 31, 2019.  Except as disclosed on Section 5.22(a) of the Seller Disclosure Schedule, in connection with the Bankruptcy Case, or as would not reasonably be expected to have a Material Adverse Effect, (i) no Material Customer has materially reduced, or indicated in writing its present intention to materially reduce, its business with any Selling Entity or Acquired Subsidiary from the current levels or amounts of such business, and (ii) no Selling Entity or Acquired Subsidiary has received any written notice or communication to the effect that (A) any such customer has cancelled or terminated, or presently intends to cancel or terminate, its relationship with any Selling Entity or Acquired Subsidiary, or (B) any such customer intends to amend any material terms of any Material Contract with any Selling Entity or Acquired Subsidiary, or cease to purchase from or use the services of, or substantially reduce purchases from or the use of services of any Selling Entity or Acquired Subsidiary.
(b) Concurrently with the execution of this Agreement, the Buyer has been provided with a complete and accurate list of the ten (10) largest vendors and suppliers (measured by fees paid or payable) of the Selling Entities and the Acquired Subsidiaries, taken as a whole (collectively, the “Material Suppliers”), for the twelve (12) month period ended December 31, 2019. Except as disclosed on Section 5.22(b) of the Seller Disclosure Schedule, in connection with the Bankruptcy Case, or as would not reasonably be expected to have a Material Adverse Effect,  (i) no Material Supplier has materially reduced, or, indicated in writing its intention to materially reduce, its business with any Selling Entity or Acquired Subsidiary, or (ii) no Selling Entity or Acquired Subsidiary has received any written notice or written communication to the effect that (A) any such vendor or supplier has cancelled or terminated, or presently intends to cancel or terminate, its relationship with any Selling Entity or Acquired Subsidiary, (B) any such vendor or supplier intends to amend any material terms of any Material Contract with any Selling Entity or Acquired Subsidiary, cease to sell to, or substantially reduce sales to, any Selling Entity or Acquired Subsidiary, or (C) except in the ordinary course of business, any such vendor or supplier has increased or will increase the prices it charges any Selling Entity or Acquired Subsidiary or has reduced, will reduce or has threatened to reduce the discounts it offers to any Selling Entity or Acquired Subsidiary.
Section 5.23 Affiliate Transactions. No Affiliate of the Business (other than the Selling Entities or the Acquired Subsidiaries), or any officer or director of the Selling Entities or the Acquired Subsidiaries (a) is a party to any agreement or transaction with the Selling Entities or the Acquired Subsidiaries having a potential or actual value or a contingent or actual liability exceeding $250,000, other than (i) loans and other extensions of credit to directors and officers of the Selling Entities or the Acquired Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course of business, (ii) employment arrangements in the ordinary course of business and (iii) the Seller Compensation and Benefit Programs, (b) has any material interest in any material property used by the Selling Entities or the Acquired Subsidiaries or (c) owns any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a Material Supplier or Material Customer.
Section 5.24 GNC Newco Activities. GNC Newco, when organized by the Seller, shall have been organized solely for the purpose of consummating the transactions contemplated hereby and shall not have engaged in any activities or business, and shall not have incurred any Liabilities or obligations whatsoever, in each case, other than those requested by Buyer or otherwise related to its organization, the execution of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.25 Canadian Competition Act. Neither the aggregate value of the assets in Canada of the Acquired Subsidiaries and their Affiliates nor the gross revenues from sales in, from or into Canada of the Acquired Subsidiaries and their Affiliates, as determined in the manner prescribed in the Canadian Competition Act (including the Notifiable Transactions Regulations thereunder), as amended, exceed, in either case, $390 million Canadian dollars.
Section 5.26 Canadian Cultural Business. None of the Acquired Subsidiaries carry on a cultural business (as such term is defined in the Investment Canada Act) in Canada.
ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Selling Entities as follows:
Section 6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and, to the extent applicable, in good standing (or its equivalent) under the laws of the People’s Republic of China and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is being conducted on the date hereof. Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those licenses or qualifications the absence of which would not prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party. Any Buyer Designee that executes and delivers any Transaction Document will be a corporation duly organized, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of incorporation or organization as of the Closing Date.
Section 6.2 Authority Relative to this Agreement.
(a) Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform and comply with each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is party, the performance and compliance by Buyer with each of its obligations herein and therein and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate or other action on the part of Buyer and no other corporate or other proceedings on the part of Buyer and no stockholder votes are necessary to authorize this Agreement, the other Transaction Documents to which it is party or the performance or consummation by Buyer of the transactions contemplated hereby and thereby. Buyer has duly and validly executed and delivered this Agreement, and the other Transaction Documents to which it is party will be duly executed and delivered by Buyer and, assuming the due and valid authorization, approval, execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which Buyer is party constitutes or will constitute Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
(b) Each Buyer Designee that executes and delivers a Transaction Document shall have, as of the Closing Date, all necessary power and authority to execute and deliver the Transaction Documents to which it is party, to perform and comply with each of its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document to which a Buyer Designee is a party, the performance and compliance by such Buyer Designee with each of its obligations therein and the consummation by such Buyer Designee of the transactions contemplated thereby have been duly and validly authorized and approved by all necessary corporate action on the part of such Buyer Designee and no other corporate or other proceedings on the part of such Buyer Designee and no stockholder votes are necessary to authorize the Transaction Documents to which it is party or the performance or consummation by such Buyer Designee of the transactions contemplated thereby. The Transaction Documents to which a Buyer Designee is party shall have been duly and validly executed and delivered prior to the Closing by each Buyer Designee that executes and delivers a Transaction Document, and, assuming the due authorization, approval, execution and delivery by the Selling Entities party thereto, shall constitute such Buyer Designee’s legal, valid and binding obligation, enforceable against such Buyer Designee in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
Section 6.3 No Violation; Consents.
(a) The authorization, execution and delivery of this Agreement or the other Transaction Documents by the Buyer and/or any applicable Buyer Designee does not and will not, and the performance by Buyer and/or any applicable Buyer Designee of this Agreement and the other Transaction Documents to which it is party will not, with or without notice, lapse of time or both, (i) conflict with, result in breach or violation of, constitute a default under, or contravene, any provision of the organizational documents of Buyer or such Buyer Designee, (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.3(b) have been obtained and all filings and notifications described in Section 6.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with, result in breach or violation of, constitute a default under, or contravene, any Law or Order applicable to Buyer, Buyer Designee, or any of their respective Affiliates, or by which any property or asset of Buyer or any such Buyer Designee is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Buyer or any such Buyer Designee, pursuant to, any Contract or Permit to which Buyer or any such Buyer Designee is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any such Buyer Designee is a party.
(b) Assuming the accuracy of the representations and warranties of the Selling Entities in Section 5.4(a), the execution, delivery and performance by Buyer and/or any applicable Buyer Designees of this Agreement and the other Transaction Documents to which it is party does not and will not, and the consummation by the Buyer or any such Buyer Designees of the transactions contemplated hereby and thereby and compliance by the Buyer and any such Buyer Designee with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) compliance with any applicable requirements under the under the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) the entry of the Sale Order by the Bankruptcy Court and the entry of the Canadian Sale Approval and Vesting Order by the

Canadian Court or (iv) such other Consents and filings where failure to obtain such Consents or make such filings would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any such Buyer Designee is a party.
Section 6.4 Legal Proceedings and Orders. Except for the Bankruptcy Case and the CCAA Proceedings, is no Proceeding pending, or, to the Knowledge of Buyer, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party, and Buyer is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.
Section 6.5 Brokers. Buyer has not used any investment banker, broker, finder, agent or other Person in connection with the Transactions, and no Person is entitled to any investment banker, brokerage, financial advisory, finder’s or other similar fee or commission payable by the Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. Such fees shall be paid in full by the Buyer.
Section 6.6 Buyer Financing. The Buyer has delivered to the Seller a true and complete copy of the executed Aland Debt Commitment Letter and, upon its execution and delivery by the parties thereto, will cause to be delivered to the Seller a true and complete copy of the executed BOC Debt Commitment Letter (provided that provisions may be redacted with respect to fees, other economic terms and “market flex” items in a customary manner). Neither the Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of contemplated in the Debt Commitment Letters, that (A) reduces the aggregate amount of the Debt Financing or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of the Buyer to enforce its rights against other parties to the Debt Commitment Letters or the definitive agreements with respect thereto when required pursuant to this Agreement. Assuming the Financing is consummated in accordance with the terms of the Debt Commitment Letters and the satisfaction of the conditions set forth in Article VIII, taking into account the proceeds of the Debt Financing and assuming full compliance with Section 7.18, the Buyer and GNC Newco (taken as a whole) will have sufficient cash in immediately available funds to pay the Deposit, the Cash Purchase Price and all of the fees, costs and expenses incurred in connection with the transactions contemplated hereby by the Buyer and its Affiliates. The commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect. The Aland Debt Commitment Letter is, and, following its execution and delivery by the parties thereto, the BoC Debt Commitment Letter will be, in full force and effect and represent valid, binding and enforceable obligations of the Buyer and each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the applicable Debt Commitment Letter as of the date hereof and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). The Buyer has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof and to the Knowledge of the Buyer, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Buyer or any other party thereto under any Debt Commitment Letter. As of the date hereof, the Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Debt Commitment Letter. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the conditions set forth in the Debt Commitment Letters. As of the date hereof, there is no fact or occurrence existing that, with or without notice, lapse of time or both, could reasonably be expected to (i) make any of the assumptions or any of the statements set forth in any Debt Commitment Letter inaccurate, (ii) result in any of the conditions in any Debt Commitment Letter not being satisfied, (iii) cause any Debt Commitment Letter to be ineffective or (iv) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the Closing Date, GNC Newco (assuming full compliance with Section 7.18) shall have adequate financial resources to pay or otherwise satisfy the Assumed Liabilities assumed by GNC Newco. Notwithstanding anything to the contrary herein, the Buyer makes no representations or warranties with respect to the BoC Debt Commitment Letter to the extent relating to (x) any action or inaction of the Seller or any of its Subsidiaries (including GNC Newco) or (y) any event, change, condition, circumstance, development, occurrence or effect relating to Seller or any of its Subsidiaries (including GNC Newco) prior to the Closing.
Section 6.7 Anti-Money Laundering, Anti-Terrorism and Similar Laws.
(a) None of Buyer or any of its Affiliates, or, to Buyer’s knowledge, after reasonable review of publicly available information, any of Buyer’s beneficial owners is included on a Government List or is owned in any amount or controlled by any Person on a Government List, as amended from time to time.
(b) None of Buyer or any of its affiliates, or, to Buyer’s knowledge, after reasonable review of publicly available information, any of Buyer’s beneficial owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on any Government List, as amended from time to time.
(c) None of the funds to be used to purchase the Purchased Assets or in connection with the transactions contemplated by this Agreement or any other Transaction Document shall be knowingly derived from any activities that contravene any applicable Laws concerning money laundering, terrorism, narcotics trafficking, or bribery, or from any Person, entity, country, or territory on a Government List.

Section 6.8 Investment Canada Act and Canadian Competition Act. The Buyer is a “WTO Investor” or “Trade Agreement Investor” for the purposes of the Investment Canada Act, as amended. Neither (a) the aggregate value of the assets in Canada of the Buyer and its Affiliates nor (b) the gross revenues from sales in, from or into Canada of the Buyer and its Affiliates, as determined in the manner prescribed in the Canadian Competition Act (including the Notifiable Transactions Regulations thereunder), as amended, exceed, in either case, $10 million Canadian dollars.
Section 6.9 Related Party. Either (A) (i) Buyer owns less than 50% of the stock of Harbin Pharmaceutical Group Co., Ltd. (“Harbin Listco”) and (ii) no direct, indirect or constructive owner  of Buyer (as determined under Code Section 267 principles) owns any stock of Harbin Listco (other than through direct or indirect ownership of Buyer) or (B) the aggregate amount of Harbin Listco stock held by Buyer and by any direct, indirect or constructive  owner of Buyer (as determined under Code Section 267 principles) will not result in Buyer’s acquisition of the Purchased Assets being subject to Section 267(a)(1) of the Code.
Section 6.10 Reliance by Buyer. Buyer and its Affiliates have conducted and completed such review and investigation of the Business and its assets and liabilities as they deem necessary and appropriate and have had an opportunity to ask questions of the Selling Entities, or persons acting on the Selling Entities’ behalf, concerning the Business, the Purchased Assets, the Assumed Liabilities, and such other questions as Buyer and Buyer’s Affiliates have deemed necessary for their ability to satisfy their obligations under this Agreement. Buyer and Buyer’s Affiliates have not relied on any representations or statements by anyone except as explicitly set forth in the Transaction Documents.

ARTICLE VII   COVENANTS OF THE PARTIES
Section 7.1 Conduct of Business of Selling Entities. Except (v) as set forth on Section 7.1 of the Seller Disclosure Schedule, (w) as required by any Order of the Bankruptcy Court or the Canadian Court, (x) as required by applicable Law, (y) as expressly required by the terms of any Transaction Document, or (z) as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms:
(a) each of the Selling Entities shall, and shall cause each of the Acquired Subsidiaries to, use commercially reasonable efforts to (taking into account in each case (A) the fact that the Bankruptcy Case and the CCAA Proceedings has commenced, (B) the fact that the Business will be operated while in bankruptcy, the fact that the operation of the Business may require additional financing, (C) the fact that the continuing operation of the Business, including payments to suppliers, will be subject to the approval of the Bankruptcy Court and the Canadian Court, as applicable), and (D) any direct or indirect consequences of the ongoing COVID-19 pandemic, (i) operate the Business in the ordinary course of business, (ii)  preserve in all material respects the Purchased Assets and the material assets of the Acquired Subsidiaries (collectively, the “Material Assets”) (excluding sales of Inventory), (iii) maintain the Material Assets that are real or personal property in reasonably good operating condition (normal wear and tear excepted), (iv) maintain books, accounts and records relating to the Material Assets in accordance with past custom and practice in all material respects and (v) preserve its current relationships with the suppliers, vendors, customers, clients, and contractors related to the Material Assets or having business dealings related to the Business; and
(b) the Selling Entities shall not, and shall cause each of the Acquired Subsidiaries not to:
(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Business, tangible or intangible, other than in the ordinary course of business;
(ii) sell, lease (as lessor), sublicense, covenant not to assert, abandon, allow to lapse, cancel, transfer, fail to maintain, license, assign or otherwise dispose of (or permit to become subject to any additional Encumbrance, other than Permitted Encumbrances, Encumbrances arising under any Bankruptcy Court or Canadian Court orders relating to the use of cash collateral (as defined in the Bankruptcy Code) and Encumbrances arising in connection with any debtor-in-possession financing of the Selling Entities) any Material Asset (including any material GNC Names and Marks or any other material Business IP), other than (A) with respect to Business IP other than the GNC Names and Marks, non-exclusive licenses granted in the ordinary course of business, (B) the sale of Inventory in the ordinary course of business, (C) the collection of receivables, (D) the use of prepaid assets and Documentary Materials in the conduct of the Business, and (E) in connection with the store closings listed on Section 7.1 of the Seller Disclosure Schedule (the “Specified Stores”);
(iii) disclose any material trade secrets or material confidential or proprietary information included in the Business IP to any Person other than pursuant to sufficiently protective non-disclosure agreements, or knowingly take any action, or knowingly omit to do any act, whereby any material Business IP may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;
(iv) incur or make any capital expenditures, except to the extent permitted by the terms of the Selling Entities’ existing financing arrangements (including any existing debtor-in-possession financing);
(v) conduct any store closings or “going out of business,” liquidation or similar sales, other than in connection with store closings in the ordinary course of business and the Specified Stores;
(vi) delay in any material respect the payment of any undisputed material trade accounts payable of the type being assumed by the Buyer under this Agreement,

including undisputed amounts payable under Material Contracts (except to the extent such Material Contract is an Excluded Asset);
(vii) merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;
(viii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Acquired Subsidiary or Selling Entity, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Acquired Subsidiary or Selling Entity or any securities of any Acquired Subsidiary or Selling Entity convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Acquired Subsidiary or Selling Entity, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than any transfers among Acquired Subsidiaries, among Selling Entities, or between any Acquired Subsidiary and any Selling Entity;
(ix) split, combine, consolidate, subdivide or reclassify any of the Acquired Subsidiaries’ capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or enter into silent partnership agreements granting the silent partner entitlements to its proceeds;
(x) amend the certificate of incorporation, bylaws or comparable organizational documents of any Selling Entity or Acquired Subsidiary in a manner that would reasonably be expected to materially delay or impede the Selling Entities’ ability to consummate the transactions contemplated hereby;
(xi) incur any indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness, in each case that would constitute an Assumed Liability;
(xii) make any payments in respect of indebtedness for borrowed money other than payments due pursuant to the terms thereof;
(xiii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than any other Selling Entity or Acquired Subsidiary) with respect to the Business;
(xiv) amend, terminate, cancel or modify, grant a waiver or consent with respect to or extend any Material Contract, in each case other than in the ordinary course of business;

(xv) enter into (A) any Contract that materially limits or otherwise restricts in any material respect the conduct of the Business or the use or saleability of the Material Assets or that could reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Business or Buyer’s or its Affiliates’ use of the Material Assets or (B) any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons related to or affecting the Business, the Material Assets or the Acquired Subsidiaries;
(xvi) (A) amend or modify (other than by automatic extension or renewal or otherwise in the ordinary course of business) or terminate (other than by expiration in accordance with its terms) any Material Contract, (B) enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract, (C) reject or terminate (other than by expiration in accordance with its terms) any Material Contract or seek Bankruptcy Court approval to do so, or (D) fail to use commercially reasonable efforts to oppose any action by a third party to so terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Material Contract, except in each case, to the extent the Buyer has indicated in writing that it wishes the Selling Entities to reject such Contract;
(xvii) make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP;
(xviii) commence, settle or propose to settle any Proceedings that could reasonably be expected to materially diminish the value of the Material Assets or impair title thereto;
(xix) materially change any Tax accounting elections, methods, principles or practices relating to the Business or the Material Assets, except insofar as may be required by GAAP (or any interpretation thereof);
(xx) except as required by Law or Contracts, employee benefit plans in effect as of the date hereof, as provided in any incentive or retention program or similar arrangement approved by the Bankruptcy Court and/or Canadian Court (as applicable), as disclosed on Section 5.10(a) of the Seller Disclosure Schedule that provide that liabilities are solely the liability of the Selling Entities and not the liability of any Acquired Subsidiary, Buyer or any Buyer Affiliate, or solely with respect to Specified Employees, (A) pay any bonus or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Employees or Service Providers, other than immaterial changes for non-executive management Employees in the ordinary course of business, (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any plan that would be a Seller Compensation and Benefit Program or any stock option plan or other stock-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any Employees or Service Providers, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Seller Compensation and Benefit Program, (D) grant any new awards under any Seller Compensation and Benefit Program, (E) amend or modify any outstanding award under any Seller Compensation and Benefit Program, (F) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Seller Compensation and Benefit Program, (G) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (H) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Employees or Service Providers or (I) with respect to any Acquired Subsidiary, hire any employee or other service provider that would have annual compensation in excess of $250,000; or
(xxi) authorize any of the foregoing, or commit or agree to do any of the foregoing.
Section 7.2 Conduct of Business of Buyer. Buyer agrees that, between the date of this Agreement and the Closing, it shall not, and shall cause its Affiliates not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by this Agreement, except as required by any Order of the Bankruptcy Court or the Canadian Court, as required by applicable Law, or as otherwise consented to in writing by the Buyer.
Section 7.3 Access to and Delivery of Information; Maintenance of Records.
(a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, the Selling Entities shall, during ordinary business hours and upon reasonable prior notice (i) give the Buyer and the Buyer’s Representatives reasonable access to the Seller’s accountants, counsel, financial advisors and other authorized outside representatives, officers and senior management in their respective principal places of business, all books, records and other documents and data in the locations in which they are normally maintained, and all offices and other facilities of the Selling Entities and the Acquired Subsidiaries; provided, however, that, in connection with such access, the Buyer and the Buyer’s Representatives shall minimize disruption to the Business, the Bankruptcy Case, the CCAA Proceedings and the Auction; provided, further, that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a representative of the Selling Entities unless the Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities, (ii) permit the Buyer and the Buyer’s Representatives to make such reasonable inspections and copies of all books, records and other documents of the Selling Entities and the Acquired Subsidiaries as the Buyer may reasonably request and (iii) furnish the Buyer with such reasonably available financial and operating data and other information as the Buyer and the Buyer’s Representatives may from time to time reasonably request. Notwithstanding anything to the contrary set forth in this Section 7.3(a), no access to, or examination of, any information or other investigation shall be permitted to the extent that it would cause forfeiture of attorney-client or other legal privilege; provided, that the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not reasonably be likely to cause the forfeiture of such privilege with respect to such information.
(b) Between the Closing Date and complete dissolution and liquidation of the Selling Entities, the Buyer and the Buyer’s Representatives shall have reasonable access to the Selling Entities’ books and records, including all information pertaining to the Assumed Agreements and Assumed Real Property Leases, in the possession of the Selling Entities to the extent that (i) such books, records and information relate to any period prior to the Closing Date and are not already in the possession of the Buyer or the Buyer’s Representatives and (ii) such access is reasonably required by the Buyer in connection with the Assumed Liabilities, the operation of the Business following the Closing or the Purchased Assets. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours. If any of the Selling Entities shall desire to dispose of any books and records constituting Excluded Assets prior to its dissolution, the Seller shall (x) give the Buyer at least thirty (30) days prior written notice of such disposition and (y) give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select and/or to copy at Buyer’s sole cost and expense such books and records as the Buyer may select.
(c) Between the Closing Date and the earlier of (i) the complete dissolution and liquidation of the Selling Entities and (ii) two (2) years following the Closing Date, the Selling Entities and the Seller’s Representatives shall have reasonable access to all of the books and records of the Selling Entities and the Acquired Subsidiaries delivered to the Buyer at Closing or pursuant to Section 7.3(b) above, including all Documentary Materials and all other information pertaining to the Assumed Agreements and Assumed Real Property Leases to the extent that (i) such books, records and information relate to any period prior to the Closing Date and (ii) such access is reasonably required by the Selling Entities in connection with the Bankruptcy Case, the CCAA Proceedings, the Excluded Liabilities or the Excluded Assets; provided, however, that such access does not interfere in any material respect with the operation of the Business following the Closing; provided, further, that in connection with the Selling Entities and the Seller’s Representatives access to such books and records, to the extent such access requires the Selling Entities and/or the Seller’s Representatives to physically access offices or other facilities at which such books and record are located, then the Selling Entities and/or the Seller’s Representatives shall be accompanied at all times by a representative of the Buyer unless the Buyer otherwise agrees and shall comply with all reasonable safety and security rules and regulations for the offices and other facilities at which such books and records are located. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours, and the Buyer shall permit the Selling Entities and the Seller’s Representatives to make such reasonable copies of such books, records and information as they may reasonably request.
(d) Between the Closing Date and the earlier of (i) the complete dissolution and liquidation of the Selling Entities and (ii) two (2) years following the Closing Date, the Selling

Entities and their Representatives shall have reasonable access to, and the reasonable assistance of, the employees of the Buyer, and to the assets, software and systems of the Buyer, to the extent necessary to (w) reconcile claims in connection with the Bankruptcy Case, the CCAA Proceedings and the wind down of any remaining business and assets of the Selling Entities, (x) wind down any remaining business and assets of the Selling Entities, (y) dissolve and liquidate the Selling Entities, and (z) perform of the obligations of the Selling Entities hereunder and under the other Transaction Documents, and Buyer shall cooperate, to the extent reasonably requested, therewith; provided, however, that such access or assistance does not interfere in any material respect with the operation of the Business following the Closing; and provided, further, that should the Selling Entities request assistance above and beyond that contemplated by this Section 7.3(d) (e.g., as to the incurrence by Buyer of out-of-pocket expenses), Buyer will cooperate reasonably with the Selling Entities subject to the Selling Entities’ reimbursement of such actual out-of-pocket expenses.
(e) All information obtained by the Buyer or the Buyer’s Representatives pursuant to this Section 7.3 shall be subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
Section 7.4 Expenses. Except to the extent otherwise specifically provided herein, in the Canadian Bidding Procedures Order, the Sale Order or the Canadian Sale Approval and Vesting Order, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.
Section 7.5 Further Assurances.
(a) Subject to the terms and conditions of this Agreement, at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.
(b) From time to time, on or after the Closing Date until the dissolution and liquidation of the Selling Entities, the Selling Entities shall execute and deliver such other instruments of transfer to the Buyer and its Affiliates as are reasonably necessary and as the Buyer may reasonably request in order to more effectively vest in GNC Newco all of the Selling Entities’ right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).
(c) Except as set forth herein, nothing in this Section 7.5 shall (i) require the Selling Entities to make any expenditure or incur any obligation on their own or on behalf of the Buyer, (ii) require the Buyer to make any expenditure or incur any obligation on its own or on behalf of the Selling Entities; (ii) prohibit any Selling Entity from ceasing operations or winding up its affairs following the Closing, or (iii) prohibit the Selling Entities from taking such actions as are necessary to conduct the Auction, as are required by the Bankruptcy Court or as would otherwise be permitted under Section 7.1.
Section 7.6 Public Statements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to in writing by the Buyer, on the one hand, and the Seller, on the other hand. Unless otherwise required by or reasonably necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange, and except for disclosure of matters that become a matter of public record as a result of the Bankruptcy Case or the CCAA Proceedings and any filings or notices related thereto, the Buyer, on the one hand, and the Selling Entities, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Parties and shall not issue any such release or make any such statement without the prior written consent of the Seller or the Buyer, respectively (such consent not to be unreasonably withheld, conditioned or delayed). From the date hereof until the earlier to occur of the Closing and the date that this Agreement is validly terminated, the Buyer shall not, and shall cause its Affiliates and Representatives not to, contact, or engage in any discussions or otherwise communicate with, any material suppliers or material customers of the Selling Entities concerning the Business or the transactions contemplated hereby without obtaining the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
Section 7.7 Governmental Authority Approvals and Cooperation.
(a) As promptly as reasonably practicable after the date of this Agreement, each of the Selling Entities and the Buyer shall (and shall cause their respective Affiliates to) use its commercially reasonable efforts to make any filings and notifications, and to obtain any Consents from Governmental Authorities (other than the Bankruptcy Court or the Canadian Court), required to be made and obtained under applicable Law in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable.
(b) Each of the Buyer and the Seller shall, as promptly as reasonably practicable after the date of this Agreement (and, in any event, within ten (10) Business Days), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, to the extent the Parties determine that such filing is required to be filed with respect to the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Buyer and the Seller shall (and shall cause their respective Affiliates to) furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Seller and the Buyer shall keep each other apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, the FTC and the DOJ relating to the transactions contemplated hereby. If such a filing is made, each of the Buyer and the Seller shall seek early termination of the waiting period under the HSR Act and use its commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby as promptly as reasonably practicable.
(c) The Buyer and the Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of the Buyer and the Seller shall use commercially reasonable efforts to take such action as may be reasonably required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, none of the Parties nor any of their Affiliates shall be required (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, including any of the Purchased Assets, or to enter into any consent decree or settlement agreement with any Governmental Authority, (ii) to agree to any limitation on the operation or conduct of any of their respective businesses or operations, including the Business, or (iii) to waive any of the applicable conditions to this Agreement set forth in Article VIII.
(d) Each Party (i) shall cooperate with each other Party in connection with the filings and Consents contemplated by this Section 7.7, (ii) shall promptly inform each other Party of any material substantive communication received by such Party from any Governmental Authority (other than the Bankruptcy Court or the Canadian Court) concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for Consent related thereto, and (iii) shall permit each other Party to review in advance any proposed written communication or information submitted to any such Governmental Authority (other than the Bankruptcy Court or the Canadian Court) in response thereto and in good faith consider the other Party’s reasonable comments on drafts of any such communication or information. In addition, none of the Selling Entities or the Buyer shall (and shall ensure that their respective Affiliates do not) agree to participate in any substantive meeting, discussion, telephone call or conference with any Governmental Authority (other than the Bankruptcy Court or the Canadian Court) in respect of any filings, investigation or other inquiry with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto unless it consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority and applicable Law, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. The Selling Entities and the Buyer shall, and shall cause their respective Affiliates to, furnish the Buyer or the Selling Entities (and the Buyer’s Representatives and the Seller’s Representatives, as applicable), as the case may be, copies of all material correspondence, filings and communications between it and its Affiliates (and the Buyer’s Representatives and the Seller’s Representatives, as applicable) on the one hand, and the Governmental Authority (other than the Bankruptcy Court or the Canadian Court) or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby or any such filing, notification or request for Consent related thereto (in each case, excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine). Each of the Selling Entities and the Buyer shall (and shall cause their respective Affiliates to) furnish each other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with its preparation of necessary filings, registrations or submissions of information to any Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for Consent related thereto.
(e) None of the Parties or their respective Affiliates shall take any action, or refrain from taking any action, or permit any action to be taken or not taken, that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the Parties or their respective Affiliates shall make any filing with any Governmental Authority pursuant to the Investment Canada Act in connection with the transactions contemplated by this Agreement without the prior agreement and consent of the other Parties.
Section 7.8 Financing. The Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing as promptly as practicable following the date of this Agreement and to consummate the Debt Financing on the Closing Date, including the following:
(a) maintaining in effect the Debt Commitment Letters and not permitting any amendment or modification to be made to, not consenting to any waiver of any provision or remedy under, and not replacing, any Debt Commitment Letter, if such amendment, modification, waiver or replacement: (A) reduces the aggregate amount of the Debt Financing or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of the Buyer to enforce its rights against other parties to the Debt Commitment Letters or the definitive agreements with respect thereto when required pursuant to this Agreement; provided, however, that (x) the Buyer may amend any Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Debt Commitment Letter as of the date hereof and (y) the Buyer shall disclose to the Seller promptly its intention to amend, modify, waive or replace any Debt Commitment Letter, shall keep the Seller reasonably apprised of the status and proposed terms and conditions thereof, and shall promptly furnish to the Seller copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement (provided that the foregoing shall be subject to customary redaction with respect to fees, other economic terms and “market flex” items);
(b) satisfying on a timely basis all conditions to the Debt Financing;

(c) providing the Buyer Guarantee in the form required by the BoC Debt Commitment Letter (if applicable);
(d) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letters (including any “market flex” provisions related thereto) and providing copies of drafts thereof exchanged with the Financing Sources to the Seller;
(e) in the event that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or, upon funding would be satisfied, directing the Financing Sources to fund the full amount of the Debt Financing at or prior to the Closing; and
(f) enforcing its rights under the Aland Debt Commitment Letter in the event of a Financing Failure Event in respect of the Aland Debt Commitment Letter, in each case, subject to Seller’s compliance in all respects with Section 7.18.
In the event of a Financing Failure Event, the Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms approved by the Seller in writing, such approval not to be unreasonably withheld (and the Buyer agrees that withholding its approval for any alternative financing shall be deemed to be reasonable in the event any material term of such alternative financing is less favorable to the Buyer (or any other loan party) in any material respect) (any such alternative financing on terms reasonably acceptable to the Seller, an “Alternative Financing”), in an aggregate amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event. The Buyer shall deliver to the Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide the Buyer with any portion of such alternate financing.
Section 7.9 Debt Financing Cooperation.
(a) The Seller shall use commercially reasonable efforts to provide such cooperation (and to cause the Selling Entities and the Acquired Subsidiaries and its and their respective personnel and advisors to use their respective commercially reasonable efforts to provide such cooperation) in connection with the arrangement of the Debt Financing as is reasonably requested by the Buyer; provided, however, that the Seller shall in no event be required to provide such assistance that may unreasonably interfere with its business operations. Such assistance shall include the following, each of which shall be at the Buyer’s written request with reasonable prior notice and at the Buyer’s sole cost and expense:
(i) participation in, and assistance with, the marketing efforts related to the Debt Financing, including timely delivery of any marketing materials;
(ii) timely delivery to Buyer and its Financing Sources of the Financing Information, the Financing Deliverables (provided that any documentation and other information about the Seller required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act) shall be delivered not later than three (3) Business Days prior to the Closing Date to the extent that such documentation or information has been requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date) and a customary flood certificate and related documentation;
(iii) participation by appropriate members of the senior management of the Seller in the negotiation of the Debt Financing Documents;
(iv) providing reasonable assistance to Buyer to facilitate Buyer’s satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing;
(v) requesting that its independent auditors as of the Closing cooperate with the Debt Financing; and
(vi) applying to the Bankruptcy Court for a change of name of GNC Newco to be effected prior to Closing as required under the Debt Financing Documents.
provided, however, that, (A) no obligation of the Seller, GNC Newco or any of Selling Entity or Acquired Subsidiary under any such certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Closing and (B) none of the Seller, GNC Newco or any of Selling Entity or Acquired Subsidiary shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing; provided, however, that, subject to the foregoing proviso, the Seller shall, in connection with the Debt Financing contemplated by the BOC Commitment Letter, cause GNC Newco to deliver in its capacity as borrower under such financing any certificate, document or other instrument required to be delivered and to take any and all actions under any such certificate, documents or other instruments, in each case, prior to the Closing in order to ensure that the financing to be provided in accordance with the BOC Commitment Letter will be available to GNC Newco in order to consummate the Closing, in each case, solely to the extent such certificate, document or other instrument has been prepared and delivered to GNC Newco by Buyer. The Seller hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Seller or any of its Subsidiaries or the reputation or goodwill of the Seller or any of its Subsidiaries.
(b) The Seller shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); provided, however, that the Seller shall communicate in writing its comments, if any, to the Buyer and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials.

(c) The Buyer shall indemnify and hold harmless the Seller or any of Selling Entity, GNC Newco or Acquired Subsidiary, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in the Seller’s or any of Selling Entity’s or Acquired Subsidiary’s, or any of their respective Representatives’, Fraud, willful misconduct or gross negligence. The Buyer shall promptly reimburse the Seller for all reasonable, documented out-of-pocket third party costs and expenses incurred by the Seller in connection with such cooperation.
Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 8.2(a), as applied to the Seller’s obligations under this Section 7.9, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of the Seller’s willful and material breach of its obligations under this Section 7.9.
Section 7.10 Employee Matters.
(a) Section 7.10(a) of the Seller Disclosure Schedule sets forth a list containing the names of Employees to whom the Buyer expects that neither the Buyer nor a Buyer Designee will make an offer of employment. At least ten (10) Business Days prior to the Closing, the Buyer will provide the Seller with an updated Section 7.10(a) of the Seller Disclosure Schedule setting forth a list of the names of all Employees to whom the Buyer or a Buyer Designee will not make an offer of employment (the “Specified Employees”). Prior to the Closing, the Buyer shall, or shall cause a Buyer Designee to, make an offer of employment, to commence as of the Closing, to each of the Employees who are not Specified Employees (each such Employee, an “Offered Employee”). Each Offered Employee who receives and accepts such an offer of employment with Buyer or a Buyer Designee is referred to herein as a “Transferred Employee”, and the Buyer shall, or shall cause the applicable Buyer Designee to, employ each Transferred Employee in accordance with such accepted offer as of the Closing. The Buyer hereby agrees that the offers to the Offered Employees shall include, and for the period immediately following the Closing through and including the twelve (12) month anniversary of the Closing, the Buyer shall, or shall cause the applicable Buyer Designee to, provide (i) a level of base salary and wages to each Transferred Employee that is no less favorable to the base salary and wages provided to such Offered Employee as of the date hereof, and (ii) benefit plans for the benefit or welfare of each Transferred Employee (each, a “Buyer Benefit Plan”), that are comparable in the aggregate to the benefits (except with respect to equity-based compensation) provided to such Offered Employee as of the date hereof. Notwithstanding the foregoing, for Transferred Employees in Canada, to the extent required by applicable Law, such offers will be on substantially similar basis as such Employees received from the Selling Entities as of the date hereof.
(b) The Selling Entities may elect to continue the employment of any Specified Employee following the Closing (such an Employee, a “Retained Employee”). Effective at or prior to the Closing, the Selling Entities shall terminate the employment of each Specified Employee (other than a Retained Employee) and each Offered Employee who does not accept an offer of employment with Buyer or a Buyer Designee prior to the Closing. Any Employee who (A) is terminated pursuant to this Section 7.10(b) or (B) is terminated at any other time on or after the date hereof and prior to the Closing at the direction or with the consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed in the case of a proposed termination for “cause”) is referred to herein as a “Terminated Employee”.
(c) Following the Closing, the Buyer shall process the payroll for, and pay (or cause to be paid), the base wages, base salary and ordinary course sales commissions accrued during the payroll period in which the Closing Date falls (the “Closing Payroll Period”) with respect to each Employee employed at any time during the Closing Payroll Period other than Retained Employees. The Closing Payroll Period shall extend from the final payroll date preceding the Closing through and including the Closing Date. In connection therewith, the Buyer shall withhold and remit, on behalf of the Selling Entities, all applicable Taxes, including payroll taxes, as required by Law.
(d) The Selling Entities shall retain, pay and discharge the Liabilities of the Selling Entities for all current and deferred salary, wages, unused vacation, sick days, personal days or leave earned and/or accrued by each Employee through Closing. From and after the Closing, with respect to each Terminated Employee, the Buyer shall assume, pay and discharge the Liabilities of the Selling Entities for (i) all deferred salary, wages, unused vacation, sick days, personal days or leave earned and/or accrued by such Terminated Employee, (ii) any severance obligations or Liabilities, including any obligations or Liabilities that arise under any Seller Compensation and Benefit Program, and (iii) any Liabilities arising under an employee incentive or retention program or similar arrangement approved by the Bankruptcy Court and the Canadian Court. With respect to each Employee (other than a Retained Employee), the Buyer shall assume, pay and discharge the Liabilities of the Selling Entities under the WARN Act (provided, however, that to the extent that the WARN Act is applicable to any Terminated Employee, the Selling Entities shall comply with all procedural aspects thereof through the Closing Date, including giving any notice required prior to the Closing Date). To the extent required by applicable Law, Buyer shall assume, pay and discharge the Liabilities of the Selling Entities under Section 4980B of the Code (“COBRA”) (and any comparable state law) for all individuals who are “M&A qualified beneficiaries,” as such term is defined in U.S. Treasury Regulation Section 54.4980B-9, from and after the Closing. Buyer hereby acknowledges that it will be a “successor employer” for purposes of U.S. Treasury Regulation Section 54.4980B-9 and other applicable purposes.
(e) Transferred Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Buyer Benefit Plan under which each Transferred Employee may be eligible to participate on or after the Closing to the same extent recognized by the Seller under comparable Seller Compensation and Benefit Programs as of the date hereof; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or grant service credit with respect to benefit accrual under any defined benefit pension plan, retiree welfare plan or any frozen plan. With respect to any Buyer Benefit Plan that is a welfare benefit plan, program or arrangement and in which a Transferred Employee may be eligible to participate on or after the Closing, the Buyer shall, or shall cause the applicable Buyer Designee to, use commercially reasonable efforts to, (i) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Transferred Employee under such Buyer Benefit Plan to the same extent waived under a comparable Seller Compensation and Benefit Program and (ii) provide credit to each Transferred Employee (and such Transferred Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee (and such Transferred Employee’s beneficiaries) under the comparable Seller Compensation and Benefit Program during the relevant plan year, up to and including the Closing; provided, however, that such credit shall not operate to duplicate any benefit or the funding of any such benefit;
(f) Buyer agrees to assume and honor and assume, or to cause a Buyer Designee to honor and assume, in accordance with their current terms, each of the Seller Compensation and Benefit Programs set forth on Section 7.10(f) of the Seller Disclosure Schedule and all trust agreements, insurance contracts, administrative service agreements and investment management agreements related to the funding and administrations of such Seller Compensation and Benefit Programs (the “Assumed Compensation and Benefit Programs”). Notwithstanding the foregoing, in no event will Buyer or any Buyer Designee honor and assume the GNC Live Well Later Non-Qualified Deferred Compensation Plan or the General Nutrition Centers, Inc. Deferred Compensation Plan listed on Section 7.10(f) of the Seller Disclosure Schedule (the “NQDPs”) unless (i) any and all rabbi trusts with respect to such plans are assumed by Buyer or a Buyer Designee, as applicable, at the time of any assumption of the NQDPs, with all assets in such rabbi trusts and (ii) all assets in such rabbi trusts following their transfer to Buyer or a Buyer Designee, as applicable, in accordance with clause (i) shall not be subject to the claims of the creditors of any Selling Entity after such transfer.
(g) Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Seller Compensation and Benefit Program, (ii) prevent Buyer or its Affiliates from amending or terminating any of its benefit plans or, after the Closing, any Assumed Compensation and Benefit Program, in accordance their terms, (iii) prevent Buyer or its Affiliates, after the Closing, from terminating the employment of any Transferred Employee or other Service Provider, or (iv) create any third-party beneficiary rights in any Employee or Service Provider employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Employee or Service Provider or under any Seller Compensation and Benefit Program or any other plan maintained by Buyer or its Affiliates.
Section 7.11 Tax Matters.
(a) Any sales, use, goods and services, harmonized sales, Québec sales, property transfer or gains, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”) and that are recoverable by GNC Newco, GNC Canada Newco or the Buyer by way of input Tax credit, input Tax refund or other credit, refund or rebate, shall be borne by the Buyer. Any Transfer Taxes that are not recoverable by GNC Newco, GNC Canada Newco or the Buyer by way of input Tax credit, input Tax refund or other credit, refund or rebate shall be borne 50% by Buyer and 50% by Seller. The Buyer shall pay any Transfer Taxes to be borne by Buyer under the preceding two sentences in addition to the Purchase Price, either to the appropriate Selling Entities or to the relevant Government Authorities as required by applicable Law. The Selling Entities and Buyer shall use their commercially reasonable efforts and cooperate in good faith to minimize the incidence of any Transfer Taxes. Buyer shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes to the extent permitted under applicable Tax Law. Each Party shall reimburse the other for any Transfer Taxes paid by the other Party in excess of the amount that the other Party is required to bear pursuant to this Section 7.11(a).
(b) All Taxes and Tax Liabilities with respect to the Business and the Purchased Assets that relate to the Straddle Period shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period as follows: (i) in the case of Taxes other than income, sales and use, employment and withholding Taxes, on a per-diem basis, and (ii) in the case of income, sales and use, employment and withholding Taxes, as determined from the books and records of the Selling Entities as though the taxable year of the Selling Entities terminated at the close of business on the Closing Date.
(c) The Seller and Buyer agrees to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit or other proceeding by Governmental Authority and the prosecution or defense of any claim, suit or other proceeding relating to any Tax. Such information and assistance shall include providing reasonable access to any of the books and records of the Selling Entities and the Acquired Subsidiaries retained by the Selling Entities or delivered to the Buyer or any Buyer Designee at Closing or provided pursuant to Section 7.3(b). Access to books and records shall be afforded upon receipt of reasonable advance notice and during normal business hours.
(d) All refunds of Pre-Closing Income Taxes (including any interest received with respect thereto from the relevant taxing authority) (“Pre-Closing Refunds”) shall be paid to the Buyer as part of the Purchased Assets (and if received after the Closing, shall be paid to Buyer within ten (10) days after receipt thereof) and shall not be used to credit against any Taxes of the Selling Entities for Post-Closing Tax Periods. Pre-Closing Refunds shall include any refunds resulting from the carryback of net operating losses (from the Pre-Closing Tax Period and/or Post-Closing Tax Period) to Pre-Closing Tax Periods (including losses incurred as a result of the transactions contemplated by this Agreement). In order to accelerate and/or maximize any Pre-Closing Refunds, the Selling Entities shall: (i) carryback any net operating losses under applicable Law to Pre-Closing Tax Periods to the fullest extent permitted by applicable Law (including pursuant to Section 2303 of the CARES Act), (ii) not make any election to waive the carryback of any net operating loss under Section 172(b)(3) of the Code (as amended by Section 2303 of the CARES Act) (or any similar state, local, or non-U.S. Law); (iii) prepare any Tax

Return (and shall amend any Tax Return for any Pre-Closing Tax Period to conform to the provisions of the CARES Act; provided, that a Selling Entity shall not be required to amend such Tax Return to the extent such amendment would reasonably be expected to increase the amount of any Taxes of the Selling Entity for any Pre-Closing Tax Period) in a manner that accelerates and/or maximizes Pre-Closing Refunds, to the extent such positions related to the Pre-Closing Refunds are at least at a “more-likely-than-not” level; (iv) not amend any Tax Return to the extent such amendment would reasonably be expected to adversely affect the amount or timing of any Pre-Closing Refunds; and (v) use reasonable best efforts to apply for and obtain all such Pre-Closing Refunds as expeditiously as possible, including by using any available short-form or accelerated (e.g., "quick refund" claim) procedures to claim such Pre-Closing Refunds such as filing the applicable IRS Form 4466 and 1139 and any short form or accelerated procedures under state or local Tax Law that will give rise to any Pre-Closing Refunds. If applicable and if requested by the Canadian Seller or the Buyer, the Canadian Seller and GNC Canada Newco shall make the election under section 167 of the Excise Tax Act (Canada) and under the corresponding provisions of any applicable provincial Tax legislation, in respect of the Purchased Assets sold by the Canadian Seller to GNC Canada Newco hereunder, and the Buyer shall cause GNC Canada Newco to file such election(s) within the time required by applicable Law. The Seller and Buyer agree to cooperate in good faith to make and file, or to cause GNC Canada Newco to make and file, such other Canadian Tax elections as the Seller and the Buyer reasonably agree are typical and reasonable in the circumstances. Prior to filing any Tax Return of a Selling Entity that could adversely affect the amount or timing of a Pre-Closing Refund (a “Refund Return”), Seller shall submit such Refund Return to Buyer for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Seller shall incorporate (or cause the Selling Entity to incorporate) any reasonable comments made by Buyer: (y) to the extent such comments are relevant to the amount and/or timing of the Pre-Closing Refund and (z) to the extent such comment reflects at least a “more-likely-than-not” position (supported by written advice of a nationally recognized independent accounting or law firm if Seller disagrees with such position). Seller shall promptly notify Buyer upon receipt by Seller or any Selling Entity of any written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes that could adversely affect the timing and/or amount of any Pre-Closing Refund (a “Refund Tax Matter”) and shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Refund Tax Matter. Buyer shall have the right to actively participate in the Refund Tax Matter and, if the subject matter of such Refund Tax Matter predominantly relates to the timing and/or amount of the Pre-Closing Refund, shall have the right to control the resolution of the issues related to the timing and/or amounts of the Pre-Closing Refunds; provided, however, Buyer shall not resolve such issues without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. No Selling Entity shall settle or otherwise compromise any Refund Tax Matter without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The provisions of this Section 7.11(d) shall not terminate pursuant to Section 10.2 until all potential Pre-Closing Refunds are paid in full. Notwithstanding any other provision in this Agreement, any Pre-Closing Refunds shall be reduced by any unpaid Taxes with respect to any Pre-Closing Tax Period required to be paid to the IRS or other relevant taxing authority to the extent such unpaid Taxes have been imposed by the IRS or other relevant taxing authority prior to any Selling Entity’s receipt of such Pre-Closing Refunds and such Pre-Closing Refunds have not been paid to Buyer hereunder.
(e) For U.S. federal income Tax purposes (and applicable state, local and non-U.S. income Tax purposes), the Parties intend for the Asset and Liability Dropdown, taken together with the acquisition of the Acquired GNC Equity Interests, to be treated as the Selling Entities directly selling their assets to Buyer or one or more Buyer Designee in exchange for their respective portions of the Purchase Price.
(f) If prior to the receipt of any Pre-Closing Refunds Seller intends to liquidate or dissolve under state law, Seller may, pursuant to Treasury Regulations Section 1.1502-77(c) (and any equivalent provision of state or local law), designate GNC China Holdco, LLC or its successor (or GNC Successor Newco, if applicable) as the successor agent to Seller for all open tax years of the federal consolidated income tax group of Seller and its subsidiaries, and GNC China Holdco, LLC or its successor (or GNC Successor Newco, if applicable) shall cooperate with Seller in the preparation and execution of any documents that are to be filed with any taxing authority to effectuate such designation.
Section 7.12 Submission for Bankruptcy Court Approval and Canadian Court Recognition.
(a) All of the Parties shall use their respective commercially reasonable efforts to have the Sale Hearing no later than September 17, 2020 and to have the Sale Order entered no later than 3 days after the conclusion of the Sale Hearing. Buyer agrees that it will promptly take such actions as are reasonably requested by the Selling Entities to assist in obtaining entry of such orders, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. The Selling Entities shall give notice under the Bankruptcy Code of the request for the relief specified in the Sale Motion to all Persons entitled to such notice, including all Persons that have asserted Encumbrances in the Purchased Assets and all non-debtor parties to the Assumed Agreements and the Assumed Real Property Leases, and other appropriate notice, including such additional notice as the Bankruptcy Court shall direct or as the Buyer may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other Proceedings in the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby. The Selling Entities shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to the Buyer prior to their filing with the Bankruptcy Court for the Buyer’s prior review.
(b) As promptly as possible, but in no event later than three (3) Business Days after the entry of the Sale Order, the Selling Entities shall bring a motion in the Canadian Court in the CCAA Proceedings seeking an order recognizing the Sale Order and vesting the Canadian Purchased Assets in the Buyer free and clear of all claims, liens and encumbrances whatsoever (other than permitted encumbrances identified in the Canadian Sale Approval and Vesting Order) (as approved, the “Canadian Sale Approval and Vesting Order”).

(c) A list of the Assumed Agreements and Assumed Real Property Leases shall be filed as an exhibit to the Sale Motion (or, if required by the Bankruptcy Court, a motion to assume and assign the Assumed Agreements and the Assumed Real Property Leases), and shall be described in sufficient detail to provide adequate notice to the non-debtor parties to such Contracts. Upon revision of Section 2.1(e) or Section 2.1(f) of the Seller Disclosure Schedule in accordance with Section 2.5(b), the Seller shall add any Assumed Agreements or Assumed Real Property Leases, respectively, to such exhibit to the Sale Motion or remove any Assumed Agreements or Assumed Real Property Leases (other than Assumed Agreements and Assumed Real Property Leases irrevocably designated for assumption pursuant to Section 2.5(d)) from such exhibit, as applicable. Such exhibit shall set forth the amounts necessary to cure defaults under each Assumed Agreement and Assumed Real Property Lease shown thereon, as reasonably determined in good faith by the Seller. In cases in which the Seller is unable to establish that a default exists, the relevant cure amount shall be set at $0.00.
(d) Each Selling Entity and the Buyer shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court or the Canadian Court in connection with, or which might reasonably affect the Bankruptcy Court’s or the Canadian Court’s approval of, as applicable, the Bidding Procedures Order, the Sale Order, the Canadian Bidding Procedures Order or the Canadian Sale Approval and Vesting Order. Each Selling Entity shall promptly provide the Buyer and its counsel with copies of all notices, filings and orders of the Bankruptcy Court or the Canadian Court that such Selling Entity has in its possession (or receives) pertaining to the motion for approval of the Bidding Procedures Order, the Sale Order, the Canadian Bidding Procedures Order or the Canadian Sale Approval and Vesting Order or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the Bankruptcy Court’s docket or otherwise made available to the Buyer and its counsel, including on the website of the information officer appointed pursuant to the CCAA.
(e) If the Bidding Procedures Order, the Sale Order, the Canadian Bidding Procedures Order, the Canadian Sale Approval and Vesting Order or any other orders of the Bankruptcy Court or the Canadian Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Sale Order, the Canadian Bidding Procedures Order, the Canadian Sale Approval and Vesting Order or other such order), subject to rights otherwise arising from this Agreement, the Selling Entities and the Buyer shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.
Section 7.13 Overbid Procedures; Adequate Assurance.
(a) The Selling Entities and Buyer acknowledge that this Agreement and the sale of the Purchased Assets are subject to higher and better bids and Bankruptcy Court and Canadian Court approval. The Buyer and the Selling Entities acknowledge that the Selling Entities must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of the Selling Entities and other interested parties, providing information about the Selling Entities’ business to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction (the “Auction”).
(b) The bidding procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bidding Procedures Order. Buyer agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as approved by the Bankruptcy Court and the Canadian Court. Buyer agrees and acknowledges that the Selling Entities and their Affiliates and the Seller’s Representatives are and may continue soliciting inquiries, proposals or offers for the Purchased Assets in connection with any alternative transaction pursuant to the terms of the Bidding Procedures Order and agrees and acknowledges that the bidding procedures contained in the Bidding Procedures Order may be supplemented by other customary procedures not inconsistent with the matters otherwise set forth therein and the terms of this Agreement.
(c) If an Auction is conducted, and the Buyer is not the prevailing bidder at the Auction but is the next highest bidder at the Auction, Buyer shall serve as a back-up bidder (the “Back-up Bidder”) and keep the Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable, notwithstanding any right of Buyer to otherwise terminate this Agreement pursuant to Article IX hereof, until the earlier of (i) 5:00 p.m. (prevailing Eastern time) on October 15, 2020 (the “Outside Back-up Date”) or (ii) the date of the consummation of a Third-Party Sale. Following the Sale Hearing and prior to the Outside Back-up Date, if the prevailing bidder in the Auction fails to consummate the Third-Party Sale as a result of a breach or failure to perform on the part of such prevailing bidder and the purchase agreement with such prevailing bidder is terminated, the Back-up Bidder (as the next highest bidder at the Auction) will be deemed to have the new prevailing bid, and the Selling Entities will be authorized, without further order of the Bankruptcy Court or the Canadian Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Back-up Bidder so long as Buyer has not previously terminated this Agreement in accordance with its terms.
(d) Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer or any applicable Buyer Designee of each Assumed Agreement and each Assumed Real Property Lease and/or evidence as may be required under the CCAA that the Buyer or any applicable Buyer Designee will be able to perform the obligations of each Canadian Assumed Agreement and each Canadian Assumed Real Property Lease. Buyer agrees that it will, and will cause its Affiliates to, reasonably cooperate with the Selling Entities to obtain a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Agreements and Assumed Real Property Lease and/or a Canadian Court finding that the Buyer or any applicable Buyer Designee will be able to perform the obligations of each Canadian Assumed Agreement and each Canadian

Assumed Real Property Lease, including furnishing affidavits, non-confidential financial information and other non-confidential documents or information for filing with the Bankruptcy Court and/or the Canadian Court and making the Buyer’s Representatives available to testify before the Bankruptcy Court and/or the Canadian Court upon reasonable prior notice.
(e) The Selling Entities and the Buyer agree, and the motion to approve the Bidding Procedures Order and/or the Canadian Bidding Procedures Order shall reflect the fact, that the provisions of this Agreement, including this Section 7.13 and Section 7.14, are reasonable, were a material inducement to the Buyer to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets.
Section 7.14 Termination Fee.
(a) If (i) (x) an Auction takes place and the Buyer is not identified as the Successful Bidder, (y) at the time the Successful Bidder is identified, the Buyer is not in material breach of this Agreement such that the conditions in Section 8.3(a) and Section 8.3(b) would not then be satisfied, and (z) a sale of all or substantially all of the Purchased Assets to a Person (a “Third-Party”) other than GNC Newco, the Buyer or an Affiliate of the Buyer (a “Third-Party Sale”) is consummated or (ii) a stand-alone Chapter 11 plan of reorganization, including the Restructuring, under which the Selling Entities’ secured lenders receive a material portion of the equity and/or debt in the reorganized Seller (a “Restructuring Transaction”) is consummated, then, in each case, the Buyer will be entitled to receive, without further order of the Bankruptcy Court or the Canadian Court, from the proceeds of such Third-Party Sale, (A) an amount in cash equal to $22,800,000 (the “Termination Fee”) plus (B) the amount of the Buyer’s reasonable documented out-of-pocket expenses (including expenses of outside counsel, accountants and financial advisers) incurred in connection with the Buyer’s evaluation, consideration and negotiation of a possible transaction with the Seller and in connection with the transactions contemplated hereby, up to a maximum amount of $3 million (the “Expense Reimbursement” and together with the Termination Fee, the “Termination Payment”); provided, that the Termination Payment shall not be payable to the Buyer in the event a Restructuring Transaction is consummated following the termination of this Agreement (I) by the Seller pursuant to Section 9.1(f), Section 9.1(i) or Section 9.1(k), (II) by the Seller or Buyer pursuant to Section 9.1(a) or Section 9.1(j), (III) pursuant to any other provision of Section 9.1 at a time when the Seller would have been permitted to terminate this Agreement pursuant to Section 9.1(f), Section 9.1(i) or Section 9.1(k) or (IV) by the Seller at a time when the Deposit shall have become payable to Seller as a result of a Buyer Default Termination; provided, further, that in no event shall Buyer be entitled to receive Expense Reimbursement on more than one occasion, and to the extent Buyer shall have received any Expense Reimbursement pursuant to Section 7.14(b) prior to the payment of any Termination Payment pursuant to this Section 7.14(a), such Termination Payment shall be reduced by the amount of Expense Reimbursement previously paid.
(b) If Buyer terminates this Agreement pursuant to Section 9.1(g)(ii), notwithstanding the consummation of a Third-Party Sale or Restructuring Transaction, the Buyer shall be entitled to receive the Expense Reimbursement.

(c) If the Termination Payment becomes payable pursuant to Section 7.14(a), such Termination Payment shall be made by wire transfer of immediately available funds to an account designated by the Buyer from the proceeds of the applicable Third-Party Sale or otherwise upon consummation of a Restructuring Transaction, as applicable, and such payment shall be made on or before the first (1st) Business Day following the consummation of such Third-Party Sale or Restructuring Transaction, as applicable. If the Expense Reimbursement becomes payable pursuant to Section 7.14(b), such Expense Reimbursement shall be paid by wire transfer of immediately available funds to an account designated by Buyer directly from the Seller, and such payment shall be made on or before the fifth (5th) Business Day following the termination of this Agreement. The claim of the Buyer in respect of the Termination Payment or the Expense Reimbursement, as applicable, shall constitute a super-priority administrative expense claim, senior to all other administrative expense claims of the Selling Entities, as administrative expenses under Sections 503 and 507(b) of the Bankruptcy Code in the Bankruptcy Case and shall be paid in cash, prior to delivery of any sale proceeds to any Third-Party including any secured lender; provided, that such super-priority claim shall be junior to the DIP Obligations.
(d) The Parties acknowledge and agree that the Buyer’s entitlement to the Termination Payment under Section 7.14(a) or the Expense Reimbursement under Section 7.14(b) will constitute liquidated damages (and not a penalty) and, if the Buyer retains such amount, then notwithstanding anything to the contrary contained herein, such Termination Payment or Expense Reimbursement, as applicable, shall be the sole and exclusive remedy available to the Buyer and any other Person against the Selling Entities and their Affiliates in connection with this Agreement and the transactions contemplated hereby (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) and none of the Selling Entities or their Affiliates shall have any further Liability relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, (i) under no circumstances shall the Buyer or any of its Affiliates be entitled to monetary damages other than retention of the Termination Payment under Section 7.14(a) or the Expense Reimbursement under Section 7.14(b), and (ii) while the Buyer may pursue both a grant of specific performance in accordance with Section 10.13 and retaining the Termination Payment pursuant to Section 7.14(a) or the Expense Reimbursement under Section 7.14(b), under no circumstances shall the Buyer or any of its Affiliates be permitted or entitled to receive both a grant of specific performance and any money damages, including retention of all or any portion of the Termination Payment.
Section 7.15 Transfer of Purchased Assets; Substitution of Letters of Credit; Payments Received.
(a) The Buyer will make commercially reasonable arrangements for GNC Newco to take possession of the Purchased Assets following the Closing, and, at the Buyer’s expense, to transfer the same to a location owned or operated by the Buyer or a Buyer Designee, to the extent necessary, as promptly as practicable following the Closing.

(b) On the Closing Date, Buyer shall, at its sole cost and expense, (i) replace any letters of credit, banker’s acceptance or similar credit transaction that secure any Liabilities of any Selling Entity relating to the Purchased Assets and (ii) use commercially reasonable efforts to cause such letters of credit, banker’s acceptance or similar credit transaction to be released and returned to the Seller.
(c) The Selling Entities, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by such Party or its Affiliates, any cash, checks with appropriate endorsements or other property that such party or its Affiliates may receive on or after the Closing which properly belongs to the Buyer or the Selling Entities, respectively, or their respective Affiliates.
Section 7.16 Post-Closing Operation of the Seller; Name Changes. The Selling Entities hereby acknowledge and agree that upon the Closing, as between the Parties, Buyer and its Affiliates shall solely and exclusively own, and shall have the sole and exclusive right to the use, the GNC Names and Marks (including any and all domain names, social media usernames, accounts and handles, and similar media rights containing any GNC Names and Marks). After the Closing Date, none of the Selling Entities, nor any of their respective Affiliates shall (or shall permit any other Person to) (i) use any GNC Names or Marks, any abbreviation, variation, derivative, translation, or transliteration thereof confusingly similar thereto, or any other Mark confusingly similar thereto, (ii) in any way represent that it is, or otherwise hold itself out as being, affiliated with Buyer or any of its Affiliates or (iii) use, practice, or disclose to any Person any Business IP. In furtherance thereof, as promptly as practicable (but in no event later than sixty (60) days following) the Closing Date, the Selling Entities shall, and shall cause their respective Affiliates to, completely and permanently obliterate, mask or remove all GNC Names and Marks (or any confusingly similar abbreviation, variation, derivative, translation, or transliteration thereof or any other Mark confusingly similar thereto) from all documents, materials, buildings, vehicles, and other assets that are owned by (or in the possession, custody, or control of) the Selling Entities or any of their respective Affiliates. The Sale Order and the Canadian Approval and Vesting Order shall provide for the modification of the caption in the Proceedings before the Bankruptcy Court and in the CCAA Proceedings, respectively, to reflect the change in the name of Seller, except that during the pendency of such Proceedings, Seller shall be permitted to use the name “GNC Holdings, Inc.” solely as a former name for legal and noticing purposes in connection with the Bankruptcy Case and the CCAA Proceedings, but for no other purpose. As promptly as possible after the Closing (but in no event later than sixty (60) days following the Closing Date), the Selling Entities and their Affiliates shall promptly file with the applicable Governmental Authorities all documents reasonably necessary to delete from their names all GNC Names and Marks (or any confusingly similar abbreviation, variation, derivative, translation, or transliteration thereof or any other Mark confusingly similar thereto) and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such documents to become effective as promptly as reasonably practicable. The Selling Entities acknowledge and agree that from and after Closing, all goodwill, rights or benefits arising from the Selling Entities’ or any of its Affiliates’ use of any GNC Names and Marks in accordance with this Section 7.16 shall accrue absolutely to Buyer and its Affiliates.

Section 7.17 Purchased Assets “AS IS;” Certain Acknowledgements.
(a) Buyer agrees, warrants and represents that (a) Buyer is purchasing the Purchased Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on Buyer’s own investigation of the Purchased Assets and (b) neither the Selling Entities nor any of the Seller’s Representatives has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Purchased Assets, any part of the Purchased Assets, the financial performance of the Purchased Assets or the Business, or the physical condition of the Purchased Assets, except as set forth in this Agreement. Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by the Selling Entities and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Purchased Assets “AS IS” and “WITH ALL FAULTS.” Buyer agrees, warrants and represents that, except as set forth in this Agreement, Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT, THE SELLING ENTITIES MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS.
(b) Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the Business with the management of Seller and has been afforded the opportunity to ask questions of and receive answers from management of Seller, and (b) has had reasonable access to the books and records of the Selling Entities and the Acquired Subsidiaries, (c) has conducted its own independent investigation of the Selling Entities and the Acquired Subsidiaries, the Business, the Purchased Assets, the Assumed Liabilities and the transactions contemplated hereby. In connection with the investigation by Buyer, Buyer has received or may receive from the Selling Entities certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges and agrees neither the Selling Entities nor any other Person will have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to, or use by, Buyer or any of its Affiliates or any of the Buyer’s Representatives of any information provided to Buyer or any of its Affiliates or any of the Buyer’s Representatives by the Selling Entities or any of the Seller’s Representatives, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” any confidential information memoranda or any management presentations in expectation of or in connection with the transactions contemplated by this Agreement.
(c) Except for the representations and warranties contained in Article V, Buyer acknowledges that none of the Selling Entities nor any other Person on behalf of any Selling Entity makes any express or implied representation or warranty with respect to the Selling Entities, the Purchased Assets or the Business, or with respect to any information provided to Buyer or any of its Affiliates or any Representative of the Buyer, and the Selling Entities hereby disclaim any other representations or warranties made by the Selling Entities or any other Person with respect to the execution and delivery of this Agreement, the Purchased Assets, the Business or the transactions contemplated hereby. Buyer has not relied on any representation, warranty or other statement by any Person on behalf of the Selling Entities, other than the representations and warranties of the Selling Entities expressly contained in Article V. Buyer acknowledges and agrees that the representations and warranties set forth in Article V are made solely by the Selling Entities, and no Affiliate of the Selling Entities, Representative of the Seller or other Person shall have any responsibility or Liability related thereto. Nothing contained herein shall limit the Buyer’s ability to make a claim against the Selling Entities for Fraud.
Section 7.18 Formation of Newcos; Canadian Stores;
(a) As promptly as practicable following the date hereof, the Seller shall take all steps necessary to form (i) a Delaware limited liability company (“GNC Newco”), which shall be treated as a disregarded entity for U.S. federal (and applicable state and local) income Tax purposes, with all outstanding equity interests of GNC Newco being owned by the Seller, and (ii) a Nova Scotia unlimited liability company (“GNC Canada Newco”), with all outstanding equity interests of GNC Canada Newco being owned by GNC Newco. Immediately prior the Asset and Liability Dropdown, GNC Newco shall sell 51% of the issued and outstanding voting shares of GNC Canada Newco to ZT Biopharmaceutical LLC for nominal consideration. The Seller shall cause GNC Newco and GNC Canada Newco not to engage in any activities or business, and not to incur any Liabilities or obligations whatsoever, in each case, other than those related to its organization, the execution of this Agreement and the consummation of the transactions contemplated hereby and the execution of the BOC Debt Commitment Letter and any credit agreement and related agreements contemplated thereunder, and the consummation of the transactions contemplated thereby. Without limiting the generality of the foregoing, subject to Section 7.9, the Seller shall cause GNC Newco to execute, deliver and perform its obligations under the credit agreement contemplated by the BoC Debt Commitment Letter and take all actions necessary to consummate the transactions contemplated.
(b) At any time after the date hereof, if the Seller and Buyer shall mutually agree in writing, the Seller shall form a Delaware corporation as a wholly owned, direct Subsidiary of General Nutrition Centers, Inc. (“GNC Successor Newco”), solely for the purposes set forth in Section 7.11(f) of this Agreement. If GNC Successor Newco is formed in accordance with the foregoing sentence, Section 2.1(l) of the Seller Disclosure Schedule shall be updated to replace GNC China Holdco, LLC with GNC Successor Newco.
(c) Notwithstanding anything to the contrary herein, the Buyer shall provide written notice to the Seller no later than fourteen (14) days after the date hereof to the extent Buyer wishes to designate (i) any Purchased Assets owned by the Canadian Seller as additional Excluded Assets or (ii) any Assumed Liabilities of the Canadian Seller as additional Excluded Liabilities.
Section 7.19 Release.
(a) Effective as of the Closing, each of Buyer, on behalf of itself and its officers, directors and equityholders, and the Acquired Subsidiaries (each, a “Buyer Releasing Party”)

each hereby unconditionally and irrevocably and forever releases and discharges any present or former directors, managers, officers, employees or agents of the Seller, the other Selling Entities and the Acquired Subsidiaries (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all (i) D&O Claims and (ii) other claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity, including in each case any of the foregoing that are Purchased Assets under this Agreement that such Buyer Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Business).
(b) Effective as of the Closing, each Buyer Releasing Party hereby unconditionally and irrevocably and forever releases, discharges and waives any and all preference or avoidance claims and actions that constitute Purchased Assets under Section 2.1(y) of this Agreement that such Buyer Releasing Party ever had, now has or ever may have or claim to have, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing.
(c) Buyer, on behalf of itself and the other Buyer Releasing Parties, expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Buyer, on behalf of itself and the other Buyer Releasing Parties, understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Buyer, on behalf of itself and the other Buyer Releasing Parties, acknowledges that each Seller Released Party will be relying on the waivers and releases provided in this Section 7.19 in connection with entering into this Agreement and that this Section 7.19 is intended for the benefit of, and to grant third party rights to each Seller Released Party to enforce this Section 7.19.
(d) Each beneficiary of a release under this Section 7.19 shall be a third party beneficiary of this Section 7.19 with the full power to enforce the terms of this Section 7.19 as if it were a party to this Agreement for such purpose.
Section 7.20 Withholding. Notwithstanding anything herein to the contrary, any Selling Entity, Buyer, GNC Newco, GNC Canada Newco or any of their Affiliates shall be entitled to deduct and withhold from any amounts payable by them (including the Guarantee Fee) pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under any provision of U.S. federal, state, local or non-U.S. Tax law. The parties will work in good faith to minimize any such withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority and, to the extent so paid to the Governmental Authority, shall be treated for all purposes as having been paid to the Party that would otherwise have received such amount but for the required withholding.

ARTICLE VIII   CONDITIONS TO CLOSING
Section 8.1 Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver in a joint writing by Buyer and Seller, at or prior to the Closing, of the following conditions:
(a) no Law or final, non-appealable Order shall have been enacted, entered, promulgated, adopted, issued or enforced by the Bankruptcy Court, the Canadian Court or any other Governmental Authority having competent jurisdiction that is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby;
(b) all filing and waiting periods applicable (including any extensions thereof) to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;
(c) the Bankruptcy Court shall have entered a Sale Order and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Buyer); and
(d) the Canadian Court shall have entered the Canadian Sale Approval and Vesting Order (unless such requirements are waived by the Buyer).
Section 8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following additional conditions:
(a) the Selling Entities shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by it on or prior to the Closing Date;
(b) (i) the representations and warranties of the Selling Entities set forth in Section 5.8(a) shall be true and correct in all respects as of date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of the Selling Entities set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4(a)(i) and Section 5.18 shall be true and correct in all material respects as of date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), and (iii) each of the other representations and warranties of the Selling Entities set forth in Article V (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect;
(c) the Buyer shall have received a certificate from an officer of the Seller to the effect that, to such officer’s knowledge, the conditions set forth in Sections 8.2(a) and (b) have been satisfied;
(d) the Buyer shall have received the other items to be delivered to it pursuant to Section 4.2.
Any condition specified in this Section 8.2 may be waived by the Buyer; provided, however, that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.
Section 8.3 Conditions to Obligations of the Selling Entities. The obligation of the Selling Entities to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of the following additional conditions:
(a) the Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date;
(b) (i) the representations and warranties of the Buyer set forth in Section 6.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date and (ii) each of the other representations and warranties of the Buyer set forth in Article VI (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date);
(c) the Seller shall have received a certificate from an officer of the Buyer to the effect that, to such officer’s knowledge, the conditions set forth in Section 8.3(a) and (b) have been satisfied;
(d) at the Closing and upon execution and delivery of the Second Lien Credit Agreement, all conditions precedent to the effectiveness of the Second Lien Credit Agreement shall have been satisfied or waived by the Seller and giving effect to the Closing there shall not exist any Default or Event of Default (in each case, as defined in the Second Lien Credit Agreement);
(e) the Seller shall have received the other items to be delivered to it pursuant to Section 4.3;

(f) the Estimated TLB Cash Distribution Amount is equal to or greater than $185,000,000; and
(g) at the Closing, the Vendor Agreement shall not have been terminated and no provision of the Vendor Agreement shall have been amended or waived in any material respect.
Any condition specified in this Section 8.3 may be waived by the Seller; provided, however, that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller.
Section 8.4 Frustration of Closing Conditions. None of the Selling Entities or Buyer may rely on or assert the failure of any condition set forth in Article VIII to be satisfied if such failure was proximately caused by such Party’s failure to comply with this Agreement in all material respects.
ARTICLE IX   TERMINATION; WAIVER
Section 9.1 Termination. Subject to Section 7.13(c), this Agreement may be terminated at any time prior to the Closing by:
(a) mutual written consent of the Seller and the Buyer;
(b) the Seller or the Buyer, if the Bankruptcy Court, the Canadian Court or any other Governmental Authority having competent jurisdiction shall have enacted, entered, promulgated, adopted, issued or enforced any Law or Order that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits the consummation of the transactions and such Law or Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.7; and provided, further, that the Buyer may not terminate this Agreement pursuant to this Section 9.1(b) if the consummation of the Transactions would not have been illegal or otherwise prohibited had the Buyer obtained all required PRC Approvals;
(c) the Seller or the Buyer, if the Bidding Procedures Order ceases to be in full force and effect, or is revoked, rescinded, vacated, reversed or stayed, or otherwise rendered ineffective by a court of competent jurisdiction;
(d) the Seller, if the Sale Order has not been entered by the Bankruptcy Court by September 24, 2020 or the Canadian Sale Approval and Vesting Order has not been granted by the Canadian Court by the date that is ninety-five (95) days after the Petition Date; provided, however, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if, at the time of such termination, Buyer would then be entitled to terminate this Agreement pursuant to Section 9.1(g);

(e) the Buyer, if the Sale Order has not been entered by the Bankruptcy Court by September 24, 2020 or the Canadian Sale Approval and Vesting Order has not been granted by the Canadian Court by the date that is ninety-five (95) days after the Petition Date; provided, however, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if, at the time of such termination, Seller would then be entitled to terminate this Agreement pursuant to Section 9.1(f);
(f) the Seller if:
(i) any of the representations and warranties of Buyer contained in Article VI shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.3(b) would not then be satisfied; or
(ii) Buyer shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Buyer such that the condition set forth in Section 8.3(a) would not then be satisfied;
provided, however, that if an inaccuracy in any of the representations and warranties of Buyer or a failure to perform or comply with a covenant or agreement by the Buyer is curable by the Buyer within ten (10) Business Days after the date of written notice from the Seller to the Buyer of the occurrence of such inaccuracy or failure, then the Seller may not terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or failure (x) prior to delivery of such written notice to the Buyer or during the ten (10) Business Day period commencing on the date of delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period; provided, further, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) if at the time of such termination, (I) any of the representations and warranties of Seller contained in Article VI shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.2(b) would not then be satisfied or (II) Seller shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Seller such that the condition set forth in Section 8.2(a) would not then be satisfied; provided, further, that the Seller shall not be permitted to terminate this Agreement under this Section 9.1(f) based on Buyer’s breach of Section 6.6 or based on Buyer’s failure to consummate the Closing as required under the terms and conditions of this Agreement as a result of a Financing Failure Event or a failure to obtain Alternative Financing, in all cases, until one (1) Business Day prior to the Outside Date so long as Buyer remains in compliance in all material respects with its obligations under Section 7.8 to secure Alternative Financing.
(g) the Buyer if:

(i) any of the representations and warranties of the Selling Entities contained in Article V shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.2(b) would not then be satisfied; or
(ii) the Selling Entities shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Selling Entities, such that the condition set forth in Section 8.2(a) would not then be satisfied;
provided, however, that if an inaccuracy in any of the representations and warranties of the Selling Entities or a failure to perform or comply with a covenant or agreement by any of the Selling Entities is curable by it within ten (10) Business Days after the date of written notice from the Buyer to the Seller of the occurrence of such inaccuracy or failure, then the Buyer may not terminate this Agreement under this Section 9.1(g) on account of such inaccuracy or failure (x) prior to delivery of such written notice to the Seller or during the ten (10) Business Day period commencing on the date of delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period; provided, further, that the Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) if at the time of such termination, (I) any of the representations and warranties of Buyer contained in Article V shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.3(b) would not then be satisfied or (II) Buyer shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Buyer such that the condition set forth in Section 8.3(a) would not then be satisfied;
(h) the Buyer, if (i) (A) the Seller enters into a definitive agreement providing for a Third-Party Sale, and the Buyer is not the Back-up Bidder at the Auction, or (B) Seller enters into a definitive agreement providing for a Third-Party Sale, the Buyer is the Back-up Bidder, and the Third-Party Sale is consummated or (ii) the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;
(i) the Seller, if:
(i) as a result of Buyer’s failure to obtain any required PRC Approval, the condition set forth in Section 8.1(a) is not satisfied on the date that is three (3) Business Days after the date on which all of the other conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing) and the Seller has certified to the Buyer in writing that the Selling Entities are ready, willing and able to effect the Closing; provided, that the right to terminate this Agreement under this Section 9.1(i)(i) shall not be available to the Seller if any of the Selling Entities is then in material breach of this Agreement and such breach is the primary cause of the failure to obtain such required PRC Approval;
(ii) the Buyer’s representation in Section 6.9 is determined to not be true and correct in any respect as of the date of this Agreement or as of the date of such termination by the Seller (which inaccuracy shall not be subject to any cure period);
(iii) the condition set forth in Section 8.3(d) is not satisfied (other than as a result of the Asset and Liability Dropdown) on the date that is three (3) Business Days prior to the Outside Date and the Seller has certified to the Buyer in writing that the Selling Entities are ready, willing and able to effect the Closing; provided, that the right to terminate this Agreement under this Section 9.1(i)(iii) shall not be available to the Seller if any of the Selling Entities is then in material breach of this Agreement and such breach is the primary cause of the failure to satisfy the condition set forth in Section 8.3(d); or
(iv) the condition set forth in Section 8.3(g) is not satisfied at a time when all of the other conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing) and the Seller has certified to the Buyer in writing that the Selling Entities are ready, willing and able to effect the Closing;
(j) the Buyer or the Seller, if the Closing has not occurred by October 15, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(j) shall not be available to any Party if such Party is then in material breach of this Agreement that is the primary cause of the failure of the Closing to occur prior to such date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(j) shall not be available to any Party in the event that the other Party or Parties have initiated Proceedings prior to the Outside Date to specifically enforce this Agreement which such Proceedings are still pending; or
(k) the Seller, if the condition to the obligations of the Selling Entities set forth in Section 8.3(f) has not been satisfied at the time at which all other conditions set forth in Sections 8.1, 8.2 and 8.3 have been satisfied; provided, however, that if at any time within three (3) Business Days of the delivery of a termination notice by the Seller pursuant to this Section 9.1(k) the Buyer provides written notice to the Seller that it elects to increase the Cash Purchase Price to an amount that would result in the condition set forth in Section 8.3(f) being satisfied (the “Cash Increase Amount”), then the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(k);
provided, that neither the Buyer nor the Seller shall have the right to terminate this Agreement pursuant to any of Section 9.1(c)(i), Section 9.1(d) or Section 9.1(e) if the action or inaction of such Party or any of its Affiliates is the primary cause of the failure of the applicable milestones to occur on or prior to the applicable dates.

Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties; provided, however, that (a) no Party shall be relieved of or released from any Liability arising from any intentional breach by such Party of any provision of this Agreement and (b) this Section 9.2, Section 3.2, Section 7.3(e), Section 7.14, Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
Section 9.3 Extension; Waiver. At any time prior to the Closing, the Selling Entities, on the one hand, or the Buyer, on the other hand, may, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Buyer (in the case of an agreed extension by the Selling Entities) or the Selling Entities (in the case of an agreed extension by the Buyer), (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Selling Entities) or the Selling Entities (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by the Selling Entities) or the Selling Entities (in the case of a waiver by the Buyer) contained herein, or (d) waive any condition to its obligations hereunder. Any agreement on the part of the Selling Entities, on the one hand, or the Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Selling Entities or the Buyer, as applicable. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.
ARTICLE X   MISCELLANEOUS PROVISIONS
Section 10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument signed by the Seller, on behalf of each of the Selling Entities, and the Buyer. Notwithstanding the foregoing, the provisions set forth in this Section 10.1 and Sections 10.4 and 10.9 (and the defined terms used in such Sections) may not be amended, modified or altered in any manner adverse to the Financing Sources in any material respect without the prior written consent of the Financing Sources.
Section 10.2 Survival. None of the representations and warranties of the Parties in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the Parties in this Agreement shall survive the Closing, and no Party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the Parties contained in this Article X, Article III and Article IV, (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the transaction contemplated by this Agreement until fully performed and (c) any rights or remedies of any Person for breach of any such surviving covenant or agreement.
Section 10.3 Notices. All notices or other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
(a) If to any Selling Entity or the Selling Entities, to:
GNC Holdings, Inc.  300 Sixth Avenue  Pittsburgh, Pennsylvania 15222  Attention: Tricia Tolivar    Susan M. Canning
Email: tricia-tolivar@gnc-hq.com   susan-canning@gnc-hq.com
with a mandated copy (which shall not constitute notice) to:    Latham & Watkins LLP  330 Wabash Avenue  Chicago, IL 60611  Attention:  Rick Levy    Caroline Reckler    Jason Morelli  Email: richard.levy@lw.com   caroline.reckler@lw.com   jason.morelli@lw.com
and
Milbank LLP  2029 Century Park East  33rd Floor  Los Angeles, CA 90067  Attention: Brett Goldblatt    Mark Shinderman  Email:  bgoldblatt@milbank.com    mshinderman@milbank.com

(b) If to the Buyer, to:
Harbin Pharmaceutical Group Holding Co., Ltd
No. 68, Limin West Fourth Street
Limin Development Zone
Harbin, People’s Republic of China

and

28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong  Attention: Yong Kai Wong
E-mail:  yongkaiwong@citiccapital.com; yongkaiwong@hayao.com    with a mandated copy (which shall not constitute notice) to:    White & Case LLP  1221 Avenue of the Americas  New York, NY 10020-1095  Attention: Chang-Do Gong  Email: cgong@whitecase.com and to:    White & Case LLP  Southeast Financial Center  200 South Biscayne Boulevard, Suite 4900  Miami, Florida 33131-2352  Attention: Richard Kebrdle  Email: rkebrdle@whitecase.com
Section 10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that the rights of the Buyer under this Agreement may be assigned by the Buyer, without the prior written consent of any Selling Entity, to one or more Buyer Designees, so long as the Buyer shall continue to remain obligated in full hereunder. No assignment by any Party shall relieve such Party (including an assignment by Buyer to any Buyer Designee) of any of its obligations hereunder. Any attempted or purported assignment in violation of this Section 10.4 will be deemed void ab initio. Notwithstanding the foregoing, the Buyer and a Buyer Designee may transfer or assign its rights under this Agreement to any Financing Source pursuant to the terms of any Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing without the prior written consent of the Seller. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, including, in the case of the Selling

Entities (other than the Canadian Seller), the trustee in the Bankruptcy Case and, in the case of the Canadian Seller, any trustee or receiver appointed in respect of the Canadian Seller; provided, that the Financing Sources are intended to and shall be express third parties beneficiaries of and have the right to enforce this Section 10.4 and Sections 10.1, 10.8 and 10.9.
Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.6 Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.
Section 10.7 Acknowledgement and Release. The Buyer acknowledges that the Selling Entities are the sole Persons bound by, or liable with respect to, the obligations and Liabilities of the Selling Entities under this Agreement and the other Transaction Documents, and that no Affiliate of any Selling Entity or any of their respective subsidiaries or any current or former officer, director, stockholder, agent, attorney, employee, representative, advisor or consultant of any Selling Entity or any such other Person shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents.
Section 10.8 Financing Source Matters. The parties hereby agree that the Financing Sources shall not have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, and each Selling Entity waives any rights or claims against any Financing Sources in connection with this Agreement, the Debt Financing Documents and the transactions contemplated hereby and thereby; provided, that nothing in this Section 10.8 shall limit any liability or obligations of the Financing Sources to any Selling Entity (or any of their respective Affiliates) that is a party to any of the Debt Commitment Letters, the Debt Financing Documents or the other definitive agreements related thereto under and pursuant to the terms of the such Debt Commitment Letters, Debt Financing Documents and other definitive agreements related thereto.
Section 10.9 Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby other than the CCAA Proceedings and the Proceeding related thereto shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Case and the CCAA Proceedings are dismissed, any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be heard and determined solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, claim, suit or Proceeding, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 10.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 10.3.
(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE DEBT FINANCING DOCUMENTS OR THE DEBT COMMITMENT LETTERS (INCLUDING ANY ACTION, CLAIM, SUIT OR PROCEEDING INVOLVING OR AGAINST THE FINANCING SOURCES) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF.
Section 10.10 Counterparts. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
Section 10.11 Incorporation of Schedules and Exhibits. All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.
Section 10.12 Entire Agreement. This Agreement (including all Schedules and all Exhibits), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.
Section 10.13 Remedies. The Parties agree that irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that monetary damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement. It is accordingly agreed that, subject to Section 3.2, (i) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. A Party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement.
Section 10.14 Bulk Sales or Transfer Laws. The Buyer hereby waives compliance by the Selling Entities with the provisions of the bulk sales or transfer laws of all applicable jurisdictions. The Selling Entities agree to cooperate with the Buyer, upon the reasonable request of the Buyer and at the Buyer’s expense, in making any bulk sales filings the Buyer may, in its sole discretion, decide to file.
Section 10.15 Seller Disclosure Schedule. It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Seller Disclosure Schedule to the extent the applicability of the disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure, (b) the disclosure of any matter or item in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, and (c) the mere inclusion of an item in the

Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.
Section 10.16 Mutual Drafting; Headings; Information Made Available. The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Buyer or its Representatives, the Selling Entities shall be deemed to have satisfied such obligation if the Seller or any of its Representatives has made such information or document available (or delivered or provided such information or document) to Buyer or any of its Representatives, whether in an electronic data room, via electronic mail, in hard copy format or otherwise.
Section 10.17 Approval of the Bankruptcy Court and the Canadian Court. Notwithstanding anything herein to the contrary, any and all rights, interests or obligations under this Agreement are subject to approval of the Bankruptcy Court and the Canadian Court, as applicable.
Section 10.18 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person that is not a party hereto shall have any liability for any Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall any party hereto or any of its Affiliates, and the parties here agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a party to this Agreement.
Section 10.19 Actions of Seller. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that (a) any consent, approval, waiver or notice to be provided by the Seller or any Selling Entity under this Agreement that would adversely affect the issuance of the Second Lien Loans or the portion of the Cash Purchase Price distributable to the Seller’s secured lenders shall only be provided if such consent, approval, waiver or notice has been approved in writing by the Required Ad Hoc Group Crossover Lenders, (b) neither the Seller nor any Selling Entity shall amend or waive any of the conditions set forth in Section 8.1 or Section 8.3 or cause the Closing to occur prior to the satisfaction of such conditions without the prior written approval of the Required Ad Hoc Group Crossover Lenders, and (c) neither the Seller nor any Selling Entity shall amend or waive the last sentence of Section 3.1(c), the proviso at the end of Section 7.14(c) or any other provision of this Agreement that would adversely impact the receipt by the holders of FILO Term Loans of an amount of the Cash Purchase Price necessary to repay the FILO Term Loans and all related DIP Obligations in full at closing, in each case, without the prior written approval of the Required Ad Hoc Group Crossover Lenders and the Required FILO Ad Hoc Group Members. Each Ad Hoc Group Crossover Lender and Ad Hoc Group FILO Lenders shall be a third party beneficiary of this Section 10.19 with the full power to enforce the terms of this Section 10.19 as if it were a party to this Agreement for such purpose.

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IN WITNESS WHEREOF, the Parties hereto have caused this Stalking Horse Agreement to be executed as of the date first written above.
GNC HOLDINGS, INC.

 By:    Name:
Title:

[SELLING ENTITIES]
   By:    Name:  Title:

HARBIN PHARMACEUTICAL GROUP HOLDING CO., LTD.
   By:    Name:
Title:

[Signature Page to Stalking Horse Agreement]